Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

Dated as of February 16, 2005,

By and Among

FTI CONSULTING, INC.,

FTI, LLC,

FTI REPOSITORY SERVICES, LLC,

FTI CONSULTING LTD.,

FTI AUSTRALIA PTY LTD,

ACN 112 944 439

EDWARD J. O’BRIEN,

CHRISTOPHER R. PRIESTLEY,

RINGTAIL SOLUTIONS PTY LTD,

ACN 078 393 683

RINGTAIL SOLUTIONS, INC.,

AND

RINGTAIL SOLUTIONS LIMITED

Asset Purchase Agreement	i

Asset Purchase Agreement	ii

Asset Purchase Agreement	iii

Exhibits:
Exhibit A	—	Earnout Payment
Exhibit B	—	Form of General Assignment and Bill of Sale
Exhibit C	—	Form of Assignment and Assumption Agreement
Exhibit D-1, D-2	—	Employment Agreements
Exhibit E	—	Form of Estoppel Certificate
Exhibit F	—	XML Software Letter
Exhibit G	—	RAP Letter

Schedules:

2.2	Excluded Assets
2.4(a)	Sellers’ Allocation
3.1	State of Formation
3.5	Financial Statements
3.6	Events Subsequent
3.9	Tax Matters
3.10(b)	Owned or Licensed Intellectual Property; Intellectual Property Registrations
3.10(c)	Intellectual Property Agreements; Government or University Funding
3.10(e)	Regarding Owned Intellectual Property; Nondisclosure Agreements
3.10(g)	Source Code
3.10(k)	Security Breaches
3.11(a)	Material Contracts
3.11(b)	Certain Material Contracts
3.11(c)	Third Party Consents
3.11(d)	Major Customers; Major Suppliers
3.13	Accounts Receivable; Work-in-Process
3.15	Litigation
3.16(a)	Ringtail Employees
3.16(c)	List of Employee Benefit Plans
3.17	Permits
3.19	Activity Restriction
3.20	Required Filings and Consent
3.22	Business Records
3.23	Product Defects; Product Warranties; Standard Terms
5.11	Allocation of Purchase Price
6.1(c)	Certain Third Party Consents
6.1(g)	Certain Ringtail Employee Agreements
6.1(j)	Certain Estoppel Certificates
6.2(f)	Ringtail Employee Options

Asset Purchase Agreement	iv

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 16, 2005, by and among FTI CONSULTING, INC., a Maryland corporation (“FTI”), FTI, LLC, a Maryland limited liability company and a wholly-owned subsidiary of FTI (“FTI LLC”), FTI REPOSITORY SERVICES, LLC, a Maryland limited liability company and a wholly-owned subsidiary of FTI (“FTIRS”), FTI CONSULTING LTD., a corporation incorporated in England and Wales and a wholly-owned subsidiary of FTI (“FTIC”), FTI AUSTRALIA PTY LTD, an Australian corporation and a wholly-owned subsidiary of FTI (“FTIAU”; collectively, FTI LLC, FTIRS, FTIC and FTIAU are referred to herein as the “Buyers”), EDWARD J. O’BRIEN and CHRISTOPHER R. PRIESTLEY (in their individual capacity, collectively, Messrs. O’Brien and Priestley are referred to herein as the “Principals”), Messrs. Edward J. O’Brien and Christopher R. Priestley trading as the RINGTAIL SUITE PARTNERSHIP, an Australian partnership (“RSP”), RINGTAIL SOLUTIONS PTY LTD, an Australian corporation (“RSPL”), on its behalf and as trustee for RINGTAIL UNIT TRUST, an Australian unit trust (“RUT”), RINGTAIL SOLUTIONS, INC., a Delaware corporation (“RSI”), and RINGTAIL SOLUTIONS LIMITED, a corporation incorporated in England and Wales (“RSL;” collectively, RSP, RUT, RSPL, RSI and RSL are referred to herein as the “Sellers”).

RECITALS

WHEREAS, the Sellers collectively provide products and services related to litigation support and knowledge management technologies (together with all other business that is being conducted by the Sellers as of the date hereof, the “Ringtail Business”);

WHEREAS, the Principals and their family entities own or control all of the outstanding equity, ownership and beneficial interests of each of the Sellers;

WHEREAS, FTI and its Affiliates desire to acquire substantially all of the assets and assume specified liabilities of the Sellers for the consideration specified in this Agreement; and

WHEREAS, FTIRS acknowledges and agrees that it is acquiring (and the Sellers acknowledge and agree (where appropriate) that they are supplying) the FTIRS Acquired Assets and assuming the FTIRS Assumed Liabilities for the purposes of operating the Ringtail Business as a going concern and that it will register under Australian law for purposes of GST. Further, the Sellers acknowledge that, on the Closing Date, they must supply to FTIRS and FTIAU all of the things that are necessary for the continued operation of the enterprise(s) and that they must carry on the enterprise(s) until the day of the supply.

Asset Purchase Agreement	1

PROVISIONS

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

“Accountants” means the firm of independent public accountants of national reputation in the U.S. or Australia or of international reputation (other than Ernst & Young LLP) selected by FTI and the Buyers and approved by the Sellers’ Representative (which approval shall not be unreasonably withheld).

“Accounts Receivable” means accounts receivable of the Sellers.

“Acquired Assets” means the FTIRS Acquired Assets and the FTIC Acquired Assets.

“Action” means any action, claim, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Body or similar person or body.

“Affiliate” as to a specified person, means any person which directly or indirectly through one or more intermediaries, controls (id est, possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of a person whether through ownership of voting securities, by contract, through membership or otherwise), is controlled by, or is under common control with, the specified person.

“Agreement” has the meaning set forth in the preface above.

“Allocation” has the meaning set forth in Section 5.11(b).

“Applicable Rate” means the floating and fluctuating rate of interest per annum announced by Bank of America, N.A. from time to time as its prime rate.

“Asset Acquisition Statement” has the meaning set forth in Section 5.11(c).

“Assumed Liabilities” means the FTIRS Assumed Liabilities, FTIAU Assumed Liabilities, FTIC Assumed Liabilities and FTI LLC Assumed Liabilities.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Maryland or the State of Victoria are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

“Business Records” means all books, records, ledgers and files or other similar information of the Sellers (in any form or medium) related to the Ringtail Business and Tax Returns.

Asset Purchase Agreement	2

“Buyer Breach Notice” has the meaning set forth in Section 5.4(b).

“Buyers” has the meaning set forth in the preface above.

“Buyer Indemnified Party” has the meaning set forth in Section 7.1.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Cash Payment” has the meaning set forth in Section 2.4(a)(1).

“CCH Purchase Agreement” means the Agreement for Purchase of Business dated August 7, 2001, by and among RAP, RSPL, and the other parties named therein.

“CCH Regional Rights” means the express license rights to the Ringtail Intellectual Property and the Ringtail Software Programs granted to RAP with respect to the Asia Pacific Region pursuant to the provisions of the CCH Purchase Agreement. The term “Asia Pacific Region” shall have the meaning set forth in the CCH Purchase Agreement.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Closing Working Capital Statement” has the meaning set forth in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Ringtail Business or the Acquired Assets that is not already generally available to the public, including any trade secrets and non-public confidential information, knowledge, data and similar information relating to any Seller’s Intellectual Property and the confidential information included therein.

“Damages” has the meaning set forth in Section 7.1.

“Deferred Maintenance Schedule” means a schedule listing, as of the Closing Date, the unexpired portion of all maintenance contracts between any of the Sellers and any customer setting out the customer name, date of agreement, date of expiry, original maintenance fee paid, number of months between the Closing Date and the date of expiry and calculation of the unexpired portion.

Asset Purchase Agreement	3

“Deferred Maintenance Schedule Payment” has the meaning set forth in Section 5.15.

“Deficit Amount” has the meaning set forth in Section 2.5(e).

“Earnout Payment” means the amount, if any, paid in accordance with Exhibit A.

“Earnout Shares” means the FTI Stock, if any, issued in accordance with Exhibit A.

“Employee Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any other employee benefit plan, program or arrangement of any kind, maintained by a Seller in which any Ringtail Employee participates (including any bonus or incentive plans).

“Employer” has the meaning set forth in Section 5.10(a).

“Employment Agreement” means the employment agreements set forth as a form of agreement in Exhibits D-1 and D-2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Amount” has the meaning set forth in Section 2.5(e).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(1). All pre-Closing employment agreements between any Seller and a Ringtail Employee shall be deemed an Excluded Contract.

“Final Working Capital” has the meaning set forth in Section 2.5(e).

“Financial Statements” has the meaning set forth in Section 3.5.

“Fiscal Year End Financial Statements” has the meaning set forth in Section 3.5.

“FMLA” means the Family and Medical Leave Act.

“FTI” has the meaning set forth in the preface above.

“FTI SEC Document” has the meaning set forth in Section 4.4(a).

Asset Purchase Agreement	4

“FTIAU” has the meaning set forth in the preface above.

“FTIAU Assumed Liabilities” has the meaning set forth in Section 2.3(b).

“FTIC” has the meaning set forth in the preface above.

“FTIC Acquired Assets” has the meaning set forth in Section 2.1(b).

“FTIC Assumed Liabilities” has the meaning set forth in Section 2.3(c).

“FTI LLC” has the meaning set forth in the preface above.

“FTI LLC Assumed Liabilities” has the meaning set forth in Section 2.3(d).

“FTIRS” has the meaning set forth in the preface above.

“FTIRS Acquired Assets” has the meaning set forth in Section 2.1(a).

“FTIRS Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“GAAP” means generally accepted accounting principles as in effect from time to time, in the United States except as otherwise noted.

“Governmental Body” means any nation or government, any state or other political subdivision thereof, any legislative, executive or judicial unit or instrumentality of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof or any entity (including a court or self-regulatory organization) exercising executive, legislative, judicial, Tax, regulatory or administrative functions of or pertaining to government.

“GST” has the meaning set forth under the A New Tax System (Goods and Services Tax) Act 1999.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indemnification Deductible” has the meaning set forth in Section 7.2(a).

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Intellectual Property” has the meaning set forth in Section 3.10(a).

Asset Purchase Agreement	5

“Intellectual Property Registrations” has the meaning set forth in Section 3.10(b).

“Intellectual Property Rights” means collectively, rights under patent, trademark, copyright, and trade secret laws, and any other intellectual property, industrial, or proprietary rights worldwide, however designated, including moral rights, rights of attribution, integrity, paternity, and similar rights (“Moral Rights”).

“Knowledge” means, in connection with any representation and warranty contained in this Agreement that is expressly qualified by reference to the Knowledge of a party: (1) in the case of any Seller, the actual knowledge of each of the Principals after reasonable investigation, (2) in the case of any Principal, the actual knowledge of such Principal after reasonable investigation or (3) in the case of FTI or the Buyers, the actual knowledge after reasonable investigation of one or more of the executive officers of FTI named as such in FTI’s most recent proxy statement filed with the SEC.

“Legal Claims” has the meaning set forth in Section 2.3(e).

“Licensed Intellectual Property” has the meaning set forth in Section 3.10(b).

“Major Customers” has the meaning set forth in Section 3.11(d).

“Major Suppliers” has the meaning set forth in Section 3.11(d).

“Market Value” means the closing price per share of FTI common stock on the New York Stock Exchange (or if FTI common stock is not listed on the New York Stock Exchange, then such other exchange or quotation system upon which FTI common stock is then listed or quoted) one trading day prior to the date of determination thereof; provided, however, with regard to the Share Payment Date specified in Section 2.4(b), it means the average closing price per share of FTI common stock on the New York Stock Exchange (or if FTI common stock is not listed on the New York Stock Exchange, then such other exchange or quotation system upon which FTI common stock is then listed or quoted) for the five day trading period ending one day prior to the date of determination thereof.

“Material Adverse Effect” means an effect that is, or is reasonably likely to be, materially adverse to the Ringtail Business or the financial condition, assets, liabilities, business, results of operations or property of the Sellers or FTI and the Buyers, as applicable, taken as a whole, or on the ability of a Seller or Buyer to perform its obligations hereunder.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.5.

Asset Purchase Agreement	6

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.5.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.5.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Owned Intellectual Property” has the meaning set forth in Section 3.10(b).

“Permit” has the meaning set forth in Section 3.17.

“Principals” has the meaning set forth in the preface above.

“Purchase Price” has the meaning set forth in Section 2.4(a).

“RAP” means Ringtail Asia Pacific Pty Limited (ACN 097 593 630).

“Real Property Leases” has the meaning set forth in Section 3.21(a).

“Related Agreements” means the Bill of Sale and Assignment Agreement, the Assumption Agreement, the Employment Agreements and such other documents and instruments to be executed and delivered to effect the transfer of the Acquired Assets, the assumption of the Assumed Liabilities and the other transactions contemplated herein.

“Representatives” means, with respect to any party to this Agreement, such party’s principals, partners, directors, officers, Affiliates, employees, lawyers, accountants, lenders, consultants, independent contractors and other similar agents.

“Required Working Capital Amount” has the meaning set forth in Section 2.5(b).

“Ringtail Business” has the meaning set forth in the preface above.

“Ringtail Employees” means the employees of any Seller who continue to be employees of such Seller before the Closing and employees hired by any Seller between the date of this Agreement and the Closing Date.

“Ringtail Intellectual Property” has the meaning set forth in Section 2.1(a)(1).

“Ringtail Software Programs” has the meaning set forth in Section 2.1(a)(2).

“RSI” has the meaning set forth in the preface above.

“RSL” has the meaning set forth in the preface above.

Asset Purchase Agreement	7

“RSP” has the meaning set forth in the preface above.

“RSPL” has the meaning set forth in the preface above.

“RUT” has the meaning set forth in the preface above.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, security interest, claim, community property interest, condition, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller Breach Notice” has the meaning set forth in Section 5.4(a).

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Sellers” has the meaning set forth in the preface above.

“Sellers’ Book Debts” has the meaning set forth in Section 5.9(f).

“Sellers’ Representative” means Edward J. O’Brien.

“Share Payment Date” has the meaning set forth in Section 2.4(b).

“Share Payment Deficiency” has the meaning set forth in Section 2.4(b).

“Share Sale Deficiency” has the meaning set forth in Section 2.4(b).

“Shares” has the meaning set forth in Section 2.4(a)(2).

“Tax” means (a) all Australia, United States, foreign, federal, state, local and other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (whether or not imposed on a

Asset Purchase Agreement	8

Seller) imposed by any Governmental Body, including, without limitation, taxes or other charges on, measured by, or with respect to income, gross receipts, sales, use, ad valorem, value-added, intangible, unitary, transfer, franchise, license, payroll, employment, social security, workers’ compensation, unemployed compensation, net worth, estimated, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs, duties, capital gains, withholding, value added or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, (c) any liability for payment of amounts described in clause (a) as a result of being a person required by law to withhold or collect taxes imposed on another person, or (d) any liability for payment of amounts described in clause (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for any of the foregoing.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate, declaration of estimated or other documentation of (including any additional or supporting material and any amendments or supplements) Tax relating to or required to be filed with any Governmental Body in connection with the calculation, determination, assessment, collection or payment of any Tax.

“Third Party Consents” has the meaning set forth in Section 3.11(c).

“Transfer Date” has the meaning set forth in Section 5.10(f).

“Transferred Ringtail Employees” means all Ringtail Employees who at the Closing accept an offer of employment from the Buyers or any of their Affiliates.

“UK Assets” means all of the assets related to the Ringtail Business and directly connected to the Sellers’ operations in the United Kingdom.

“Work-In-Process” means all work related to the Ringtail Business that has been performed and has not been billed by the Sellers and which is reasonably expected to be ultimately billed by Sellers in the Ordinary Course of Business.

“Working Capital” has the meaning set forth in Section 2.5(d).

“XML Software Programs” means all computer software programs or applications, in both source and object code form, related to XML technologies.

Asset Purchase Agreement	9

ARTICLE II

PURCHASE AND ASSUMPTION

Section 2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions of this Agreement, at the Closing, FTIRS (or its permitted assigns) hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell, assign, transfer, convey and deliver to FTIRS (or its permitted assigns), free and clear of all Security Interests, all their respective rights, titles, and interests in and to all of the assets constituting the Ringtail Business (except for the Excluded Assets and the UK Assets), including all of the following assets (the “FTIRS Acquired Assets”):

(1) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (collectively, the “Ringtail Intellectual Property”), subject to the CCH Regional Rights; the Ringtail Intellectual Property does not include the Ringtail Software Programs;

(2) all computer software programs or applications, in both source and object code form, used in the Ringtail Business, the goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (the “Ringtail Software Programs”), subject to the CCH Regional Rights;

(3) all agreements, contracts, indentures, mortgages, instruments, other similar arrangements, and rights thereunder, excluding the Excluded Contracts;

(4) leases, subleases and licenses with respect to real property located in Melbourne, Australia and Williamsburg, Virginia;

(5) all tangible personal property;

(6) Accounts Receivable (which may include accounts receivable related to FTI and a reasonable estimate of commissions receivable from FTI consulting income), notes, and other rights to receive money, Work-In-Process, retainers, deposits, prepayments, refunds and similar claims and Cash sufficient for the Required Working Capital Amount requirements in Section 2.5(b);

(7) all causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes);

Asset Purchase Agreement	10

(8) all Permits and similar rights obtained from any Governmental Body that are transferable;

(9) all advertising and promotional materials, studies, reports, and other printed or written materials;

(10) any insurance policies or insurance agreements that are transferable; and

(11) all goodwill incident to the Ringtail Business (excluding the United Kingdom), including the value of the names associated with the Ringtail Business (excluding the United Kingdom) that are transferred to FTIRS hereunder and the value of good customer relations.

(b) Subject to the terms and conditions of this Agreement, at the Closing, FTIC (or its permitted assigns) hereby agrees to purchase from the Sellers, and the Sellers hereby agree to sell, assign, transfer, convey and deliver to FTIC (or its permitted assigns), free and clear of all Security Interests, all their respective rights, titles, and interests in and to the UK Assets (except for the Excluded Assets), including all of the following related assets (the “FTIC Acquired Assets”):

(1) all agreements, contracts, indentures, mortgages, instruments, other similar arrangements, and rights thereunder, excluding the Excluded Contracts;

(2) all tangible personal property;

(3) all causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes);

(4) all Permits and similar rights obtained from any Governmental Body that are transferable;

(5) all advertising and promotional materials, studies, reports, and other printed or written materials;

(6) any insurance policies or insurance agreements that are transferable; and

(7) all goodwill incident to the Ringtail Business in the United Kingdom, including the value of the names associated with the Ringtail Business in the United Kingdom that are transferred to FTIC hereunder and the value of good customer relations.

Asset Purchase Agreement	11

Section 2.2 Excluded Assets. The Sellers shall not sell and deliver to the Buyers their respective rights, titles, and interests in and to the following assets (the “Excluded Assets”):

(1) any agreements, contracts, indentures, mortgages, instruments, other similar arrangements, and rights thereunder, listed on Schedule 2.2 (the “Excluded Contracts”);

(2) any of the rights of the Sellers under this Agreement or any document or instrument related to the transactions contemplated herein;

(3) all Business Records, charter documents, qualifications to conduct business as a foreign entity, arrangements with registered agents, taxpayer and other identification numbers, minute books, stock or similar records, and corporate seals of the Sellers, and all other documents relating to the organization, maintenance and existence of the Sellers provided, however, that the Buyers and their Representatives shall have access to such books and records as is reasonably necessary after the Closing during regular business hours and upon reasonable notice and be entitled to take or make reasonable request for copies to be provided; and

(4) the tax attributes of the Sellers and all claims or entitlements of the Sellers to any Tax refunds (including any related interest, penalties or additions to Tax) or deposits.

Section 2.3 Assumption of Liabilities.

(a) Subject to the terms and conditions of this Agreement, at the Closing, FTIRS agrees to assume and become responsible for all obligations of the Sellers under the agreements, contracts, mortgages, instruments, licenses, and other arrangements that are FTIRS Acquired Assets (1) to provide goods or furnish services to another party after the Closing or (2) to pay for goods or services that another party will furnish to FTIRS in connection with the Ringtail Business after the Closing and no other liabilities (the “FTIRS Assumed Liabilities”).

(b) Subject to the terms and conditions of this Agreement, at the Closing, FTIAU agrees to assume and become responsible for all liabilities and obligations of RSPL with respect to any accrued vacation or leave (including accrued annual leave or long service leave) due to Transferred Ringtail Employees employed by RSPL in Australia in accordance with RSPL’s normal policies regarding such accrual (the “FTIAU Assumed Liabilities”). FTIAU shall not assume any other liabilities.

(c) Subject to the terms and conditions of this Agreement, at the Closing, FTIC agrees to assume and become responsible for all obligations of the Sellers under the agreements, contracts, mortgages, instruments, licenses, and other arrangements that are FTIC Acquired Assets (1) to provide goods or furnish services to another party after the Closing or (2) to pay for goods or services that another party will furnish to FTIC in connection with the Ringtail Business after the Closing (the “FTIC Assumed Liabilities”). FTIC shall not assume any other liabilities.

Asset Purchase Agreement	12

(d) Subject to the terms and conditions of this Agreement, at the Closing, FTI LLC agrees to assume and become responsible for all liabilities and obligations of RSI with respect to any accrued vacation or leave due to Transferred Ringtail Employees employed by RSI in the United States in accordance with RSI’s normal policies regarding such accrual (the “FTI LLC Assumed Liabilities”). FTI LLC shall not assume any other liabilities.

(e) The Assumed Liabilities shall not include (a) any liability of the Sellers for Taxes (with respect to the Ringtail Business or otherwise), (b) any liability of the Sellers for Taxes arising in connection with the consummation of the transactions contemplated hereby (including any Income Taxes, GST or other Taxes arising because the Sellers are transferring the Acquired Assets), (c) any liability of the Sellers for the unpaid Taxes of any person other than the Sellers under Treasury Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (d) any obligation of the Sellers to indemnify any person by reason of the fact that such person was a partner, principal, trustee, director, officer, employee, agent or beneficiary of any of the Sellers or was serving at the request of any of the Sellers as a partner, principal, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (e) any liability of the Sellers for costs and expenses incurred in connection with this Agreement, any Related Agreement or the transactions contemplated hereby, (f) any liability or contingency of the Sellers arising out of, or in any way related to, any actual or alleged breach of contract or warranty, tort, infringement, violation of law or regulation, employee-related claim or obligation to defend in any civil, criminal or other legal proceeding (“Legal Claims”) or (g) any liability or obligation of the Sellers under this Agreement, any Related Agreement or other document or instrument related to the transactions contemplated herein. FTI and the Buyers shall not assume or have any responsibility with respect to any obligation or liability of the Sellers or the Principals not specifically included within the definition of Assumed Liabilities.

Section 2.4 Purchase Price.

(a) Subject to the terms and conditions of this Agreement, the Buyers agree to pay to the Sellers the following aggregate consideration (the “Purchase Price”):

(1) $20 million in cash (subject to adjustment pursuant to Section 2.5 and Section 5.15) (the “Cash Payment”) by wire transfer of immediately available funds, allocated among the Sellers as set forth on Schedule 2.4(a);

(2) that number of shares of FTI’s common stock having a Market Value on the date hereof of $15 million (the “Shares”), allocated among the Sellers as set forth on Schedule 2.4(a);

Asset Purchase Agreement	13

(3) the Earnout Payments, if any; and

(4) the assumption of the Assumed Liabilities.

(b) If on the date all or any portion of the Shares first become eligible for sale under Rule 144 under the Securities Act (the “Share Payment Date”), the aggregate Market Value of the Shares is less than $16.5 million (any such deficiency, the “Share Payment Deficiency”), then FTI shall pay such Share Payment Deficiency to the Sellers with regard to the Shares owned by the Sellers, which shall be paid in a lump sum in cash upon the expiration of the four-week period specified in the next sentence. With regard to any Shares sold by the Sellers during the four-week period immediately following the Share Payment Date, if the aggregate gross proceeds from such sales are less than an amount equal to 110% of the Market Value of such Shares on the date hereof (excluding any currency exchange issues) (any such deficiency, a “Share Sale Deficiency”), then FTI shall pay such Share Sale Deficiency to the Sellers, which shall be paid in a lump sum in cash promptly following the Sellers’ Representative’s written request to FTI (which shall include information regarding the sales transaction); provided, however, that FTI shall only be required to pay the Share Sale Deficiency with respect to sales of 25% or less of the total Shares during each week of such four-week period following the Share Payment Date. The Share Payment Deficiency payable by FTI, if any, shall be reduced by the amount of any Share Sale Deficiency paid to the Sellers pursuant this Section 2.4(b).

(c) The Earnout Payments shall be calculated and paid to the Sellers in accordance with the provisions set forth in Exhibit A.

Section 2.5 Closing Statement; Working Capital Adjustment.

(a) The Sellers shall deliver to FTI and the Buyers at least three, but no more than seven, Business Days, prior to the Closing Date combined unaudited statements of assets and liabilities setting forth their good faith estimate of the combined assets and liabilities of the Sellers as of the Closing Date (the “Closing Statement”). The Closing Statement shall be prepared in accordance with GAAP, determined on the same basis as the Most Recent Financial Statements, and shall present fairly the combined financial condition of the Sellers at the date presented.

(b) FTI, the Buyers and the Sellers have agreed that the Sellers’ combined Working Capital as of the Closing Date shall be $450,000 (the “Required Working Capital Amount”). If the amount of such Working Capital as shown on the Closing Statement is more or less than the Required Working Capital Amount, the Cash Payment shall be increased or decreased, as the case may be, by the amount by which such Working Capital is more or less than the Required Working Capital Amount.

(c) Within 30 days after Closing, the Sellers shall prepare and deliver to FTI and the Buyers an actual unaudited statement of Acquired Assets and Assumed Liabilities (the “Closing

Asset Purchase Agreement	14

Working Capital Statement”), prepared as of the Closing Date on the same basis as the Closing Statement. FTI and the Buyers shall have 14 days thereafter to dispute the Closing Working Capital Statement by FTI or a Buyer providing written notice to the Sellers’ Representative, which shall indicate in reasonable detail the basis for FTI’s and the Buyers’ belief that the Closing Working Capital Statement is incorrect. FTI, the Buyers and the Sellers’ Representative shall attempt in good faith to resolve any disputes regarding the Closing Working Capital Statement, and any disputes not resolved by the parties within 14 days after FTI’s or a Buyer’s notice shall be submitted to the Accountants for resolution. The parties shall instruct the Accountants promptly to review the Closing Working Capital Statement and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital Statement requires adjustment. The Accountants shall base their determination solely on written submissions by FTI, the Buyers and the Sellers’ Representative and not on an independent review. FTI, the Buyers and the Sellers’ Representative shall make available to the Accountants all relevant books and records and other items reasonably requested by the Accountants. As promptly as practicable but in no event later than 30 days after their retention, the Accountants shall deliver to FTI, the Buyers and the Sellers’ Representative a report which sets forth their resolution of the disputed items and amounts and their calculation of the Closing Working Capital Statement and Working Capital as of the Closing Date. The decision of the Accountants shall be final, conclusive and binding on all parties. The costs and expenses of the Accountants shall be allocated between FTI and the Buyers, on the one hand, and the Sellers and Principals, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d) For purposes of this Section 2.5, the Sellers’ combined “Working Capital” is the difference, positive or negative, between the Acquired Assets that are current assets and the Assumed Liabilities that are current liabilities.

(e) “Final Working Capital” means the Working Capital (i) as shown in the Closing Working Capital Statement delivered pursuant to Section 2.5(c), if no notice of objection with respect thereto is timely delivered by FTI or the Buyers; or (ii) if a notice of objection is so delivered, (A) as agreed by FTI, the Buyers and the Sellers’ Representative pursuant to Section 2.5(c) or (B) in the absence of such agreement, as shown in the Accountants’ calculation delivered pursuant to Section 2.5(c). If Final Working Capital is less that the Required Working Capital Amount, the Sellers and the Principals shall pay to the Buyers, as an adjustment to the Purchase Price, in the manner as provided in Section 2.5(f), an amount of cash equal to the difference between the Required Working Capital and Final Working Capital (the “Deficit Amount”). If Final Working Capital exceeds the Required Working Capital Amount, the Buyers shall pay to the Sellers, as an adjustment to the Purchase Price, in the manner as provided in Section 2.5(f), an amount of cash equal to the difference between Final Working Capital and the Required Working Capital Amount (the “Excess Amount”).

(f) Within three Business Days after the Final Working Capital has been determined pursuant to Section 2.5(c), if there is an Excess Amount the Buyers shall pay to the Sellers the

Asset Purchase Agreement	15

Excess Amount and if there is a Deficit Amount the Sellers and the Principals shall pay to the Buyers the Deficit Amount. Any such payment shall be made by wire transfer of immediately available funds to one or more accounts designated in writing by FTI or the Sellers’ Representative, as applicable, at least one Business Day prior to such transfer. If payment is not made within the three Business Days referred to above, such payment shall bear interest from its due date to but excluding the date of payment at the Applicable Rate in effect on such due date. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

Section 2.6 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP in Baltimore, Maryland, commencing at 9:00 a.m. local time on February 28, 2005 (assuming the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby has occurred, other than conditions with respect to actions the respective parties shall take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

Section 2.7 Deliveries at the Closing. At the Closing, (a) the Sellers and Principals shall deliver to FTI and the Buyers each of the various certificates, instruments, and documents referred to in Section 6.1; (b) FTI and the Buyers shall deliver to the Sellers each of the various certificates, instruments, and documents referred to in Section 6.2; (c) the Sellers shall execute, acknowledge and deliver to FTI and the Buyers (1) general assignments and bills of sale in the form attached hereto as Exhibit B, (2) the Deferred Maintenance Schedule and (3) such other instruments of sale, transfer, conveyance, and assignment as FTI or the Buyers reasonably may request; (d) the Buyers shall execute, acknowledge, and deliver to the Sellers (1) agreements of assignment and assumption in the form attached hereto as Exhibit C and (2) such other instruments of assumption as the Sellers reasonably may request; and (e) the Buyers shall deliver to the Sellers the Cash Payment and certificates representing the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATED TO SELLERS AND PRINCIPALS

Each of the Sellers and the Principals hereby jointly and severally represents and warrants to FTI and the Buyers that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement.

Section 3.1 Organization; Qualification. The state of formation of each of the Sellers is set forth on Schedule 3.1. Each of the Sellers has been duly formed and is validly existing and in good standing under the laws of its respective state of formation. The Principals

Asset Purchase Agreement	16

are all of the partners trading as RSP. None of the Sellers owns a Subsidiary. Each of the Sellers has all requisite power and authority, corporate or otherwise, to own, lease and operate its properties and to carry on the Ringtail Business as it is now being conducted. Each of the Sellers is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to carry on the Ringtail Business in the places and in the manner as now conducted, except for where the failure to be so authorized and qualified would not have a Material Adverse Effect on the Ringtail Business.

Section 3.2 Authorization; Validity of Obligations. Each of the Sellers has full power and authority to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. This Agreement and the Related Agreements have been duly authorized by all necessary action under each of the Seller’s charter or formation documents and constitute the valid and legally binding obligations of each of the Sellers, enforceable against each of the Sellers in accordance with their respective terms and conditions, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors’ rights generally from time to time in effect and as to enforceability, general equitable principles.

Section 3.3 Noncontravention. The execution and delivery by the Sellers of this Agreement and the Related Agreements, and the consummation of the transactions contemplated herein, will not (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which any Seller is subject, or any provision of the charter or formation documents of any Seller or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract or result in the imposition of any Security Interest upon any of the Acquired Assets, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the Acquired Assets or the Ringtail Business or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 3.4 Title to Assets; Tangible Assets. Each of the Sellers has good and marketable title to, or a valid leasehold interest or license in, the Acquired Assets owned by such Seller, free and clear of all Security Interests or restrictions on transfer. The Acquired Assets that are tangible assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). The Sellers currently own, or have a valid leasehold interest or license in, all assets necessary to conduct the business and operations of the Ringtail Business as currently being conducted (and as to be conducted in connection with currently contemplated upgrades or new versions of any of the Ringtail Intellectual Property or the Ringtail Software Programs). The Acquired Assets constitute all the assets necessary to operate the Ringtail Business in the same manner as it has been operated by the Sellers (and as it would be operated by the Sellers in connection with currently contemplated upgrades or new versions of any of the Ringtail Intellectual Property or the Ringtail Software Programs). The Sellers do not own any interest in real property.

Asset Purchase Agreement	17

Section 3.5 Financial Statements. Attached to Schedule 3.5 are (a) true, complete and correct copies of RUT’s unaudited financial statements (collectively, the “Fiscal Year End Financial Statements”) for and as of the fiscal year ended June 30, 2004 (the “Most Recent Fiscal Year End”) and (b) true, complete and correct copies of RUT’s unaudited financial statements for the six month period ended and as of December 31, 2004 (the “Most Recent Fiscal Month End”) (collectively, the “Most Recent Financial Statements,” and together with the Fiscal Year End Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of RUT, and except as set forth in the notes thereto or as set forth on Schedule 3.5, in accordance with GAAP consistently applied and present fairly the financial condition and results of operations of RUT as of and for the periods presented. Since the Most Recent Fiscal Year End, there have been no material changes in the accounting policies for any Seller. The Most Recent Financial Statements are subject to normal fiscal year-end adjustments (which will not be material in the aggregate). The Financial Statements lack certain footnotes and other presentation items.

Section 3.6 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, the Sellers have operated the Ringtail Business only in the Ordinary Course of Business and neither the Sellers nor the Ringtail Business has suffered a Material Adverse Effect. In addition to and without limiting the generality of the foregoing, since that date, except as set forth on Schedule 3.6:

(a) none of the Sellers has sold, leased, transferred, or assigned any material asset that would be included within the definition of Acquired Assets, other than assets disposed of in the Ordinary Course of Business;

(b) none of the Sellers has entered into any Material Contract relating to the Ringtail Business outside the Ordinary Course of Business;

(c) no Seller, and to each Seller’s Knowledge no other party thereto, has accelerated, terminated, made material modifications to, or cancelled any Material Contract relating to the Ringtail Business;

(d) none of the Sellers has imposed any Security Interest upon any of the Acquired Assets;

(e) none of the Sellers has made any capital expenditures in excess of $50,000 relating to the Ringtail Business outside the Ordinary Course of Business;

(f) none of the Sellers has granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

Asset Purchase Agreement	18

(g) none of the Sellers has experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Acquired Assets;

(h) none of the Sellers has made any loan to, or entered into any other transaction with, any of the Ringtail Employees outside the Ordinary Course of Business;

(i) none of the Sellers has granted any material increase in the compensation of any of the Ringtail Employees outside the Ordinary Course of Business;

(j) none of the Sellers has made any other material change in employment terms for any of the Ringtail Employees outside the Ordinary Course of Business; and

(k) none of the Sellers has committed to any of the foregoing in the future.

Section 3.7 Undisclosed Liabilities. None of the Sellers has any known material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (a) liabilities set forth on the face of the Most Recent Financial Statements (rather than solely in any note thereto); (b) liabilities of the same type set forth on the Most Recent Financial Statements (rather than solely in any note thereto) that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business, other than Legal Claims; and (c) the Assumed Liabilities and liabilities under the Excluded Contracts.

Section 3.8 Legal Compliance. Each of the Sellers has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Governmental Bodies, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been threatened, filed or commenced against any of the Sellers alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Ringtail Business.

Section 3.9 Tax Matters.

(a) Each Seller, and any consolidated, combined, unitary or aggregate group for Tax purposes of which any Seller is or has been a member, has timely (taking into account extensions of time to file) filed Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete. Each Seller and each such group has paid all Taxes shown on such Tax Returns or otherwise due. Each Seller has provided adequate accruals (without taking into account any reserve for deferred taxes) in the Most Recent Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Other than Taxes incurred in the Ordinary Course of Business, no Seller has any liability for unpaid Taxes accruing after the date of the Most Recent Financial Statements.

Asset Purchase Agreement	19

(b) None of the Acquired Assets is subject to any liens for Taxes, other than liens for Taxes not yet due and payable.

(c) Except as set forth in Schedule 3.9, no audit of any Tax Returns of any Seller is being conducted or, to the Knowledge of any Seller, threatened by a Governmental Body.

(d) Except as set forth on Schedule 3.9, no extensions of the statute of limitations on the assessment of any Taxes has been granted by any Seller and is currently in effect.

(e) No agreement, contract or arrangement to which RSI is a party may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 407 of the Code.

(f) No Seller is or has ever been a party to any tax sharing or tax allocation agreement, nor does any Seller have any liability or potential liability to another person under such agreement.

(g) Except as set forth on Schedule 3.9, no Governmental Body has raised in writing any issue with respect to Taxes which, by application of similar principles, could result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any Governmental Body or other taxing authority.

(h) All transactions between two or more Sellers, or between any Seller and any person related to, or under common control with, such Seller, have complied with all applicable rules of law with respect to transfer pricing, except where the failure to comply would not have a Material Adverse Effect.

Section 3.10 Intellectual Property.

(a) The term “Intellectual Property” means, collectively, the following and all worldwide rights, title and interests in and to the following:

(1) inventions, invention disclosures, designs, algorithms, mask works, and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations, and extensions thereof), whether or not any of the foregoing are registered;

(2) trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith;

Asset Purchase Agreement	20

(3) copyrights (whether or not registered), copyrightable works (including but not limited to computer software, software compilations, databases and similar materials), Moral Rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights;

(4) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases, compilations, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing;

(5) any and all assets similar to those described in this definition, and any other rights to existing and future registrations and applications for any of the foregoing and all other Intellectual Property Rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing;

(6) all web sites, internet addresses, web site domain names and related content and underlying technologies;

(7) any and all versions, derivatives, enhancements and improvements of any of the assets described in this definition; and

(8) any and all other tangible or intangible proprietary property, information and materials that are or have been used in (including in the development of) the Ringtail Business and/or in any product, technology or process (i) currently being or formerly manufactured, published, marketed or used by any Seller, or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by any Seller.

(b) Schedule 3.10(b) contains a true and complete list of the Intellectual Property owned (the “Owned Intellectual Property”) that comprises the Ringtail Intellectual Property and the Ringtail Software Programs or that is licensed by each Seller (the “Licensed Intellectual Property”), and includes (specifying by Seller and by region) details regarding the ownership of such Owned Intellectual Property and all known due dates for further filings, maintenance and other payments or other actions falling due in respect of the Owned Intellectual Property within 12 months following the Closing Date, and the current status of all corresponding registrations, filings, applications and payments, and all inventions for which a patent application has not been

Asset Purchase Agreement	21

filed. All of the registrations, applications and similar filings arising from or relating to the Owned Intellectual Property included in the Acquired Assets (the “Intellectual Property Registrations”) are listed in Schedule 3.10(b); all Intellectual Property Registrations are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made, and the due dates specified on Schedule 3.10(b) are accurate and complete in all material respects. To the Knowledge of each Seller, all of the Intellectual Property Registrations are enforceable. The Sellers have delivered to FTI and/or the Buyers correct and complete copies of all of the Intellectual Property Registrations, and have made available for review by FTI and the Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing. The Sellers have made all other registrations relating to the Ringtail Business which were required to have been made and are in good standing with respect to such registrations with all fees due as of the Closing duly made.

(c) Each of the Ringtail Intellectual Property and the Ringtail Software Programs consists solely of items and rights which are: (i) owned exclusively by the Sellers, free and clear of any Security Interest; (ii) in the public domain; or (iii) rightfully used by the Sellers pursuant to a valid license, sublicense, consent or other similar written agreement. The parties and date of each such agreement are set forth on Schedule 3.10(c). The Ringtail Intellectual Property and the Ringtail Software Programs constitute all of the material Intellectual Property used in or necessary to conduct the Ringtail Business (and as to be used in or conducted in connection with currently contemplated upgrades or new versions of any of the Ringtail Intellectual Property or the Ringtail Software Programs). The Sellers have all rights in the Ringtail Intellectual Property and the Ringtail Software Programs necessary and sufficient to carry out each Seller’s current activities and proposed activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Intellectual Property. The Sellers have delivered correct and complete copies of all material agreements related to the Ringtail Intellectual Property and the Ringtail Software Programs to FTI and/or the Buyers, including with respect to any Licensed Intellectual Property, and, as applicable, have made available for review correct and complete copies of all other written documentation evidencing that the Sellers have the necessary and sufficient rights in each of the foregoing.

The Sellers also have identified in Schedule 3.10(c) all material agreements under which the Sellers have licensed or otherwise granted rights in or to any Ringtail Intellectual Property and/or any Ringtail Software Program to any third party, and has separately identified: (1) any exclusive rights granted by or agreed to by the Sellers, and (2) agreements to which the Sellers grant another party the right to use, market or otherwise exploit or commercialize any of the Owned Intellectual Property or related products or services. The Sellers have not breached any of the agreements referenced in this Section, and to none of the Seller’s Knowledge, no other party to those agreements has breached any of those agreements.

Asset Purchase Agreement	22

Except as set forth on Schedule 3.10(c), no Ringtail Intellectual Property or Ringtail Software Program was developed using government or university funding or facilities; neither was it obtained from any government or university. Except as set forth on Schedule 3.10(c), no Ringtail Intellectual Property or Ringtail Software Program includes any software of the type commonly referred to as “open source” (including without limitation, software licensed or distributed under any of the following or similar licenses or distribution models: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); The Artistic License (e.g. PERL); the Mozilla Public License; the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Standards License; and any other licenses approved by the Open Source Initiative).

(d) None of the Sellers has infringed upon or misappropriated any Intellectual Property Rights or personal right of any person anywhere in the world, and to each Seller’s Knowledge, there is no basis for such a claim to be made. No claims or written notice (i) challenging the validity, effectiveness or ownership by the Sellers of any of the Ringtail Intellectual Property or the Ringtail Software Programs, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Sellers infringes or will infringe on any Intellectual Property Rights or personal right of any person have been asserted or, to any Seller’s Knowledge, are threatened by any person, nor are there, to any Seller’s Knowledge, any valid grounds for any bona fide claim of any such kind. To any Seller’s Knowledge, there is and has been no unauthorized use, infringement or misappropriation of any Ringtail Intellectual Property or Ringtail Software Program by any third party, employee or former employee.

(e) Except as identified in Schedule 3.10(e), the Sellers developed or created all of the Owned Intellectual Property. All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of Intellectual Property on behalf of any Seller have executed nondisclosure agreements as set forth on Schedule 3.10(e) and either (i) have been a party to a “work-for-hire” and/or other written contractual arrangement or other written agreement with such Seller in accordance with applicable international, national, state and local law that has accorded such Seller full, effective, exclusive and original ownership of all tangible and intangible property and Intellectual Property Rights thereby arising or relating thereto, and/or (ii) have executed appropriate instruments of assignment in favor of such Seller as assignee that have conveyed to such Seller effective and exclusive ownership of all tangible and intangible property and Intellectual Property Rights thereby arising and related thereto.

(f) None of the Sellers is, or as a result of the execution or delivery of this Agreement, or performance of any Seller’s obligations hereunder, will any Seller be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which any Seller is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of any Seller’s obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any rights therein or thereto.

Asset Purchase Agreement	23

(g) The source code and system documentation relating to the Ringtail Software Programs (i) have at all times been maintained in strict confidence; (ii) have been disclosed by a Seller only to employees who have a “need to know” the contents thereof in connection with the performance of their duties to such Seller and who have executed the nondisclosure agreements referred to in Section 3.10(e); and (iii) have not been disclosed to any third party, except those third parties set forth on Schedule 3.10(e) who have executed restrictive license and/or nondisclosure agreements and/or source code escrow agreements with such Seller. Schedule 3.10(g) identifies all agreements pursuant to which source code to the Ringtail Software Programs or Ringtail Intellectual Property has been escrowed with any third party, or pursuant to which any third party has any right to obtain access to or to receive the source code of any Ringtail Intellectual Property or Ringtail Software Program. Each Seller has provided to FTI and/or the Buyers true and complete copies of all such escrow agreements and such other license, nondisclosure and other agreements as are identified above, and as applicable, has made available for review correct and complete copies of all other written documentation evidencing agreements to release of any source code of the Ringtail Software Programs or Ringtail Intellectual Property to any third party.

(h) The Ringtail Intellectual Property and the Ringtail Software Programs are free and clear of any and all Security Interests (except the Ringtail Software Programs are subject to the CCH Regional Rights); and to any Seller’s Knowledge, nothing will interfere with the quiet enjoyment of the Buyers or their Affiliates with respect to the Ringtail Intellectual Property or the Ringtail Software Programs following consummation of the transactions contemplated herein. Following consummation of the transactions contemplated herein, the Buyers shall have the same rights in and to the Ringtail Intellectual Property and the Ringtail Software Programs as the Sellers immediately prior to the Closing.

(i) No Seller owes any royalties or other payments to third parties in respect of the Ringtail Intellectual Property or the Ringtail Software Programs. No Seller will owe any such payments or any additional payments as a result of the consummation of the transactions contemplated herein.

(j) The computer software included in the Ringtail Intellectual Property and the Ringtail Software Programs shipped to or otherwise made available to customers is functional and operational substantially in accordance with the specifications and documentation of the Sellers. The Sellers possess full and complete source and object code versions of all software included in the Owned Intellectual Property. Each Seller has used its commercially reasonable efforts to regularly scan the software programs and the other items included in the Ringtail Intellectual Property, the Ringtail Software Programs, or that are otherwise used in the Ringtail Business with “best-in-class” virus detection software, and to otherwise assure that the software and data residing on its systems and networks, or that is distributed or made available to

Asset Purchase Agreement	24

customers, are free of “viruses” and any other harmful code or disruptive technological means. For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To any Seller’s Knowledge, none of the foregoing contains any worm, bomb, backdoor, clock, timer, or other disabling device code, or any other design or routine which causes any system, software, data or information to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

(k) Each of the Sellers has implemented commercially reasonable steps for the physical and electronic protection of its information and electronically stored assets from unauthorized disclosure, use or modification. Schedule 3.10(k) sets forth: (i) each breach of security of which any Seller or Principal is aware; (ii) its known or anticipated consequences; and (iii) the steps such Seller has taken to remedy such breach.

(l) Each Seller has taken and will continue to take all reasonable measures to protect the confidentiality, and value of all trade secrets and Intellectual Property Rights included in the Ringtail Intellectual Property and in the Ringtail Software Programs, except for those Intellectual Property Rights that require disclosure for marketing or intellectual property protection purposes. No Seller (or to the best of each Seller’s Knowledge, any other party) has taken any action or, to the best of any Seller’s Knowledge, failed to take any action that directly or indirectly caused any Ringtail Intellectual Property or Ringtail Software Program to enter the public domain or in any way adversely affect its value to the Buyers, or its absolute ownership thereof. Each Seller acknowledges and agrees that from and after the Closing, the Buyers will have a legitimate and continuing proprietary interest in the protection of trade secrets and non-public confidential information, knowledge, data and similar information relating to the Ringtail Intellectual Property or the Ringtail Software Programs and the confidential information included therein. Each Seller agrees that prior to and following the Closing it shall secure and maintain the confidentiality of the Confidential Information in a manner consistent with the importance and value of such information and the maintenance of the Buyers’ rights therein, but in no event using less than reasonable efforts. Following Closing, no Seller shall use, sell, transfer, publish, disclose or otherwise make available any of the Confidential Information to any third party. If any Seller is compelled by a duly authorized subpoena, court order or government authority to disclose any of the Confidential Information, such Seller shall immediately notify the Buyers of same prior to disclosure, and fully cooperate with the appropriate party in seeking a protective order or other appropriate remedy prior to disclosure.

(m) No Intellectual Property or Intellectual Property Rights were sold or otherwise transferred under the CCH Purchase Agreement.

Section 3.11 Material Contracts and Commitments.

(a) Schedule 3.11(a) lists with regard to each Seller the following contracts (the “Material Contracts”) (specifying with which Seller): (1) contracts for the provision of goods or

Asset Purchase Agreement	25

services related to the Ringtail Business, including, without limitation, their respective software license agreements, support and maintenance agreements, ASP agreements, distribution agreements and similar agreements or arrangements; (2) any continuing contract for management or consulting services, services of independent contractors, the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $100,000 over the life of the contract; (3) any contract limiting the freedom of any Seller to engage in any line of business or to compete with any other person, or any confidentiality, secrecy or non-disclosure contract or any contract that may be terminable as a result of such Seller’s status as a competitor of any party to such contract; (4) any contract pursuant to which any Seller leases any tangible personal property, pursuant to which payments in excess of $50,000 remain outstanding; (5) any contract with an Affiliate; (6) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the liabilities of any other person other than customary customer agreements made in the Ordinary Course of Business; (7) any employment contract, arrangement or policy (including any collective bargaining contract or union agreement) that may not be immediately terminated without financial notifications or penalty (or any augmentation or acceleration of benefits); (8) any contract providing for a joint venture or partnership with any other person; (9) any contract the termination or cancellation of which would have a Material Adverse Effect on the Acquired Assets or the Ringtail Business; (10) leases, subleases and licenses with respect to real property; (11) any oral contract or contract that is not in writing, true and correct summaries of which have been provided to the Buyers; and (12) any contract or agreement which is otherwise material and is not described in any of the categories specified in this Section 3.11(a).

(b) The Sellers have delivered to the Buyers true, complete and correct copies of each of the Material Contracts. Each Material Contract is valid and binding on the applicable Seller and is in full force and effect and, to each Seller’s Knowledge, is not subject to any default thereunder by any party obligated to such Seller pursuant thereto. Except as set forth on Schedule 3.11(b), each Seller has complied in all material respects with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof. Within the past 12 months, no Seller has received any material written customer complaints concerning its services that have not been resolved. Except as set forth on Schedule 3.11(b), each Material Contract was negotiated at arm’s length and is not with any Affiliate of any Seller. No Seller has received written notice of cancellation, modification or termination of any Material Contract. To each Seller’s Knowledge, none of the parties to any Material Contract intends to terminate or alter the provisions thereof by reason of the transactions contemplated by this Agreement or otherwise.

(c) Listed on Schedule 3.11(c) are all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated herein, or are required by any Governmental Body or other third party or that are necessary in order that any such Material Contract may be assigned and remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit (“Third Party Consents”).

Asset Purchase Agreement	26

(d) Schedule 3.11(d) lists, by dollar volume paid for the 12 month period ended November 30, 2004, the ten largest customers of the Ringtail Business (collectively, the “Major Customers”) and the ten largest suppliers of the Ringtail Business (collectively, the “Major Suppliers”). Except as set forth on Schedule 3.11(d), the relationships of each Seller with its Major Customers and Major Suppliers are reasonable commercial working relationships and: (i) all amounts owing from the Major Customers or to the Major Suppliers, if not in dispute, have been paid or remain collectible in accordance with their respective terms; (ii) none of the Major Customers or the Major Suppliers within the last 12 months has threatened in writing to cancel, or otherwise terminate, the relationship of such person with any Seller; and (iii) none of the Major Customers or the Major Suppliers during the last 12 months has decreased materially or threatened to decrease or limit materially, its relationship with any Seller or, to any Seller’s Knowledge, intends to decrease or limit materially its purchases from, or sales to, any Seller.

Section 3.12 Government Contracts. No Seller has ever been suspended or debarred from bidding on contracts or subcontracts to provide services to any Governmental Body, or, to any Seller’s Knowledge, has any suspension or debarment action been contemplated, threatened or commenced.

Section 3.13 Accounts Receivable; Work-in-Process. The Sellers have delivered to FTI a complete and accurate list, as of December 31, 2004, of the Accounts Receivable and Work-in-Process (specifying by Seller), which includes an aging of all Accounts Receivable and Work-in-Process in 30-day aging categories. All Accounts Receivable and Work-in-Process constituting Acquired Assets arose in the Ordinary Course of Business based on bona fide products or services provided by the applicable Seller. Except as set forth on Schedule 3.13, all Accounts Receivable and Work-in-Process constituting Acquired Assets: (a) are reflected properly on the appropriate Seller’s books and records; (b) to the Knowledge of each Seller, are valid and enforceable claims subject to no setoffs or counterclaims; (c) are not disputed as to the quality of products or services rendered in connection therewith or as to the amount of the invoice related thereto and no Seller has Knowledge of a reason for such a claim; and (d) are current and collectible in the Ordinary Course of Business at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than solely in any note thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the applicable Seller.

Section 3.14 Insurance. The Sellers have delivered to FTI a complete and accurate list of all insurance policies carried by the Sellers (specifying with which Seller) that relate to the Ringtail Employees or the Acquired Assets. All such insurance policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, no notice of cancellation or termination has been received with respect to any such policy and no claim or claims related to any Seller are currently pending under any such policy involving an aggregate amount in excess of $50,000.

Asset Purchase Agreement	27

Section 3.15 Litigation. Except as set forth on Schedule 3.15, no judgment, order, writ, injunction or decree of any Governmental Body that is related to any Seller is in effect nor is any action with respect to any of the Acquired Assets or Sellers pending or, to any Seller’s Knowledge, threatened, in each case as would individually or in the aggregate have a Material Adverse Effect with respect to the Ringtail Business. To any Seller’s Knowledge, no fact, event or circumstance exists that could give rise to a claim against any Seller that, if pending or threatened on the date hereof or on the Closing Date, would have a Material Adverse Effect on the Ringtail Business.

Section 3.16 Ringtail Employees; Employee Benefits.

(a) Schedule 3.16(a) contains a complete and accurate list, as of the date of this Agreement, of the following data with respect to each Ringtail Employee: (1) the country where employed, status (e.g., full-time, part-time, casual or fixed term), aggregate annual compensation, days of accrued annual leave and long service leave entitlement as at the Closing and the date of hire, (2) whether such Ringtail Employee is actively at work as of such date, and (3) if such Ringtail Employee is not actively at work as of such date, the nature of his or her absence (e.g., vacation, illness, short-term disability, parental leave or leave of absence under the FMLA) and his or her expected or required date of return to active service. There is no contractual or other obligation to make any increase in the rate of compensation of or make any bonus or incentive or other similar payment to any Ringtail Employee. The Sellers have delivered to the Buyers a true, correct and complete copy of each Ringtail Employee’s employment agreement.

(b) To each Seller’s Knowledge, none of the Ringtail Employees intends to terminate employment with the applicable Seller during the next 12 months, except in accordance with such Seller’s normal retirement policies. No Seller is a party to or bound by any collective bargaining agreement, nor has it experienced any industrial action, strike, labor unrest or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years affecting the Ringtail Employees or any breach of any certified agreement, award or contract of employment or unregistered enterprise agreement or Australian Workplace Agreement. No Seller has committed any material unfair labor practice or has any been alleged with respect to any Ringtail Employee, including a breach of any legislation governing employment and industrial relations or in relation to industrial disputes or other proceedings in the Australian Industrial Relations Commission or any Australian State Industrial Commissions or in relation to a breach of equal opportunity legislation (whether federal or state). No Seller has Knowledge of any organizational effort presently being made, threatened or contemplated by or on behalf of any of the Ringtail Employees or any labor union or similar group with respect to all or any portion of the Ringtail Employees.

(c) Schedule 3.16(c) contains a complete and accurate list of all Employee Benefit Plans (specifying with which Seller). With respect to each of the Employee Benefit Plans identified on Schedule 3.16(c), the Sellers have delivered to the Buyers true and complete copies of all plan documents and benefit schedules, or if none exist, a summary of the material terms thereof.

Asset Purchase Agreement	28

(d) Each Seller, as applicable, has provided at least the prescribed minimum level of superannuation support for each Ringtail Employee so as not to incur a superannuation guarantee charge liability under the Superannuation Guarantee (Administration) Act 1992 (Cth Australia) current as of the Closing Date. There are no outstanding or unpaid contributions due by the Sellers to any Superannuation Fund or Plan of which a Ringtail Employee is a member. There are no legal proceedings, commenced, pending or threatened in relation to non-payment of superannuation under the Superannuation Guarantee (Administration) Act 1992 (Cth Australia).

(e) There are no prosecutions, prohibitions, investigations or improvement notices issued, pending or commencing by the relevant authority in relation to breaches of occupational health and safety legislation by any Seller.

(f) All records and documents for each Transferred Ringtail Employee relating to superannuation contributions, leave and other employee entitlements and periods of service for each Transferred Ringtail Employee are accurate and up to date.

(g) Except as set forth on Schedule 3.11(a), there are no other industrial instruments binding upon any Seller or its Affiliate in relation to the Transferred Ringtail Employees, including Australian state or federal awards, certified agreements, unregistered enterprise or workplace agreements, Australian Workplace Agreements or other individual agreements or contracts of employment.

Section 3.17 Permits. Except as set forth on Schedule 3.17, each Seller owns or holds all material licenses, franchises, permits and other authorizations from any Governmental Body necessary for the continued operation of such Seller as it is currently being operated (the “Permits”). Each Permit is valid and in full force and effect, and no Seller has received any written notice, nor does any Seller have any Knowledge, that any Governmental Body intends to modify, cancel, terminate or fail to renew any Permit. To each Seller’s Knowledge, no present or former partner, principal, officer or employee of any Seller or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. Each Seller has operated and is operating their respective businesses in compliance with all requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations of Governmental Bodies and is not in violation of any of the foregoing, except for any non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Sellers, by any Permit, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect.

Asset Purchase Agreement	29

Section 3.18 Brokers’ Fees. Other than Veronis Suhler Stevenson, the fees and expenses of which will be paid solely by the Sellers and Principals, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

Section 3.19 Business Activity Restriction. Except as set forth on Schedule 3.19: (a) there is no non-competition or other similar agreement or commitment to which any Seller or any of its Affiliates is a party or subject to that has or would have the effect of prohibiting or impairing the operation of the Ringtail Business; (b) no Seller has entered into any agreement under which the Ringtail Business is restricted from providing products or services to customers or potential customers, in any geographic area, during any period of time; and (c) no Affiliate of any Seller is a party to any agreement, which, by virtue of such person’s relationship with such Seller, restricts any Seller from, directly or indirectly, providing products or services regarding the Ringtail Business.

Section 3.20 Required Filings and Consent. The execution and delivery of this Agreement by the Sellers do not, and the performance by the Sellers of their obligations hereunder and the consummation of the transactions contemplated herein will not, require any consent, approval, authorization or permit of, or filing by any Seller with or notification by any Seller to, any Governmental Body, except for the consents, approvals, authorizations, declarations or rulings set forth on Schedule 3.20.

Section 3.21 Real Property Leases. The leasehold estates described on Schedule 3.11(a) are all of the leasehold estates under which a Seller is a lessee (or sublessee) of any real property or interest therein (collectively, the “Real Property Leases”). To any Seller’s Knowledge, no proceeding is pending or threatened for the taking or condemnation of all or any portion of the property demised under these real property leases. The applicable Seller owns good and marketable title to the leasehold estates and to the Real Property Leases, free and clear of any Security Interests, except for: (i) real property Taxes, if any affecting properties of which the premises demised under the real property leases form a part, not yet due and payable; and (ii) the matters and exceptions set forth on Schedule 3.11(a). There is no brokerage commission or finder’s fee due from any Seller and unpaid with regard to any of the real property leases, or which will become due at any time in the future with regard to any real property lease.

Section 3.22 Business Records. All Business Records and other books of account and other financial books and records of the Sellers directly relating to the Ringtail Business are true, correct and complete in all material respects and have been made available to FTI and/or the Buyers. All of the Business Records and such other books and records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP in the applicable country and in compliance with all applicable laws, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 3.22, there are no material inaccuracies or discrepancies contained or reflected in the Business Records or such other books and records.

Asset Purchase Agreement	30

Section 3.23 Product Defects; Product Warranties. Except as described on Schedule 3.23: (a) each product sold, leased or delivered, or service provided, by any Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, except where the failure to so conform would not have a Material Adverse Effect and (b) no Seller has any liability (and there is no pending or, to any Seller’s Knowledge, threatened claim against it that would give rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for such liabilities that would not, individually or in the aggregate, have a Material Adverse Effect. No product sold, leased or delivered, or service provided, by any Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms, conditions of sale or lease or as may be imposed by law. Schedule 3.23 includes copies of the standard terms and conditions of sale or lease for each Seller (containing applicable guaranty, warranty, and indemnity provisions).

Section 3.24 Authority Relative To This Agreement. Each Principal has all necessary legal capacity, power and authority to execute and deliver this Agreement and the Related Agreements to which he is a party and to perform his obligations hereunder and thereunder. This Agreement and the Related Agreements have been or will be duly executed and delivered by each Principal and, assuming the due authorization, execution and delivery by the other parties hereto, each such agreement constitutes a legal, valid and binding obligation of each Principal, enforceable against each Principal in accordance with its terms, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors’ rights generally from time to time in effect and as to enforceability, general equitable principles.

Section 3.25 No Conflict. The execution and delivery of this Agreement and the Related Agreements by each Principal do not, and the performance by each Principal of its obligations hereunder and thereunder will not: (a) conflict with or violate any law or order applicable to any Principal or Seller or by which any Principal or Seller is bound or affected; or (b) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Security Interest on any of the Acquired Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

Section 3.26 Consents. The execution and delivery of this Agreement and the Related Agreements by the Principals do not, and the performance by the Principals of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing by any Principal or Seller with or notification to, any Governmental Body or other third party.

Asset Purchase Agreement	31

Section 3.27 Disclosure. The representations and warranties contained in this Article III (including the information set forth on the schedules and exhibits hereto) do not contain any untrue statement of a material fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FTI AND BUYERS

FTI and the Buyers hereby jointly and severally represent and warrant to the Sellers and the Principals that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

Section 4.1 Organization; Qualification. FTI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized and qualified would not have a Material Adverse Effect on FTI. Each of FTIRS and FTI LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized and qualified would not have a Material Adverse Effect on FTIRS or FTI LLC, as applicable. FTIAU is a corporation duly organized, validly existing, and in good standing under the laws of Australia, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized and qualified would not have a Material Adverse Effect on FTIAU. FTIC is a corporation incorporated under the laws of England and Wales, and is duly authorized and qualified to do business under all applicable material laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except for where the failure to be so authorized and qualified would not have a Material Adverse Effect on FTIC.

Section 4.2 Authorization; Validity of Obligations. Each of FTI and the Buyers has full power and authority (including full corporate or limited liability company power and authority) to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. This Agreement and the Related Agreements have been duly authorized by all necessary action under FTI’s charter and bylaws, FTIRS’ and FTI LLC’s articles of organization and operating agreement, FTIAU’s organizational documents and FTIC’s memorandum and articles of association and constitute the valid and legally binding obligations of FTI and the Buyers, enforceable against FTI and the Buyers in accordance with their respective terms and conditions, subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and other rights affecting creditors’ rights generally from time to time in effect and as to enforceability, general equitable principles.

Asset Purchase Agreement	32

Section 4.3 Noncontravention. The execution and the delivery by FTI and the Buyers of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby, will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which FTI or any Buyer is subject, or any provision of FTI’s charter or bylaws, the articles of organization or operating agreement of either FTIRS or FTI LLC, the FTIAU’s organizational documents or FTIC’s memorandum and articles of association or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any agreement, contract, lease, license, instrument, or other arrangement to which either FTI or the Buyers is a party or by which either is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, or cancellation would not have a Material Adverse Effect on FTI and the Buyers or on the ability of the parties to consummate the transactions contemplated by this Agreement. Except for filings with the SEC and the New York Stock Exchange, neither FTI nor the Buyers is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on FTI and the Buyers or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 4.4 SEC Documents; Financial Statements.

(a) FTI has made available to the Sellers’ Representative copies of each report, proxy statement, information statement or schedule filed with the SEC by FTI under the Securities Exchange Act since January 1, 2003 (the “FTI SEC Documents”). As of their respective dates, the FTI SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act. Except to the extent that information contained in the FTI SEC Documents has been revised or superseded by a later-filed FTI SEC Document filed before the date of the Agreement, none of the FTI SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) As of their respective dates, the consolidated financial statements included in the FTI SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as indicated therein or in the notes thereto) and fairly presented FTI’s consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

Asset Purchase Agreement	33

Section 4.5 Capital Stock of FTI. The authorized and issued and outstanding capital stock of FTI are as set forth in the FTI SEC Documents, as of the dates set forth therein. All outstanding shares of capital stock of FTI were offered, issued, sold and delivered by FTI in compliance with all applicable state and federal laws concerning the issuance of securities. When issued in accordance with the terms and conditions of this Agreement, the Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all Security Interests, except for Security Interests in favor of creditors or obligors of a Seller, and the Sellers shall be entitled to all rights accorded to a holder of FTI’s common stock.

Section 4.6 Transactions In Capital Stock. Except as disclosed in the FTI SEC Documents, (a) no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, that may obligate FTI to issue or sell, or by which any shares of capital stock may otherwise become outstanding, and (b) FTI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

Section 4.7 Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of FTI, the Buyers or any of their respective Affiliates.

Section 4.8 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact.

ARTICLE V

COVENANTS

Section 5.1 Access to Information. Each of the Sellers shall (1) give to FTI, the Buyers and their respective Representatives reasonable access, including for inspection and copying, during normal business hours throughout the period prior to the Closing, to each Seller’s properties, personnel, books, contracts, commitments, reports of examination and records reasonably requested by FTI or a Buyer, (2) furnish or cause to be furnished any and all financial, technical and operating data and other information pertaining to it as FTI or a Buyer may reasonably request, and (3) provide or cause to be provided such copies or extracts of documents and records related to each Seller’s business as FTI or a Buyer may reasonably request.

Section 5.2 Consents, Filings and Authorizations. As promptly as practicable after the date hereof, the parties hereto shall make all filings and submissions under such laws as are

Asset Purchase Agreement	34

applicable to them or to their respective Affiliates, and as may otherwise be required for them to consummate the transactions contemplated by this Agreement and the Related Agreements and shall consult with each other prior to such filing and shall not make any such filing or submission to which FTI, the Buyers or the Sellers’ Representative, as the case may be, reasonably object in writing. All such filings shall comply in form and content in all material respects with applicable laws. Subject to the terms and conditions herein, each party hereto, without payment or further consideration, shall use its commercially reasonable efforts to obtain the Third Party Consents and to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws, Permits and orders, to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, obtaining all required consents, whether private or governmental, required in connection with such party’s performance of such transactions and each party shall cooperate with the other in all of the foregoing.

Section 5.3 Operation of Business. From and after the date of this Agreement and until the Closing Date, each Seller shall, unless otherwise consented to in writing by FTI and/or the Buyers:

(a)	carry on its business only in the Ordinary Course of Business, including using commercially reasonable efforts to obtain new customers to provide products and services to at prices consistent with such Seller’s normal practice;

(b)	keep its business and properties substantially intact, including its present operations, working conditions and relationships with customers, prospective customers and Ringtail Employees;

(c)	not, other than in the Ordinary Course of Business in arm’s-length third party transactions or as may be required by law or a Governmental Body, permit any Acquired Assets to be sold, licensed, leased or subjected to any Security Interest;

(d)	not materially modify any Material Contract, and shall continue the performance in the Ordinary Course of Business of its obligations under each Material Contract and other obligations to be included as part of the Acquired Assets or otherwise related to the Ringtail Business;

(e)	comply in all material respects with all applicable laws; and

(f)	not engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.6.

Section 5.4 Notice of Developments.

(a) The Sellers and the Principals shall promptly advise FTI and the Buyers in writing of

Asset Purchase Agreement	35

(1) any event known to any Seller or Principal that would render any representation or warranty of such Seller or Principal contained in this Agreement or any Related Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect (a “Seller Breach Notice”), (2) any change, condition or event known to any Seller or Principal that has or would have a Material Adverse Effect with respect to any Seller or the Ringtail Business or (3) any known failure of any Seller or Principal to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Seller or Principal hereunder.

(b) FTI and the Buyers shall promptly notify the Sellers’ Representative in writing of (1) any event known to either FTI or the Buyers that would render any representation or warranty of FTI or the Buyers contained in this Agreement or any Related Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, (2) any change, condition or event known to FTI or any Buyer that has or would have a Material Adverse Effect with respect to FTI and the Buyers or (3) any known failure of FTI or the Buyers to comply with or satisfy in any material respects any covenant, condition or agreement to be complied with or satisfied by FTI or the Buyers hereunder. If after the date of this Agreement but prior to the Closing Date, an event becomes known to any FTI or any Buyer employee (excluding Gary Graco) involved in the transactions contemplated by this Agreement that would render any representation or warranty of the Sellers or Principals contained in this Agreement or any Related Agreement, if made on or as of the date of such event or the date of the Closing, untrue or inaccurate in any material respect, FTI and the Buyers shall promptly notify the Sellers’ Representative in writing of such event (a “Buyer Breach Notice”).

(c) The Sellers and the Principals, on the one hand, and FTI and the Buyers, on the other hand, shall promptly give notice to the other upon becoming aware that any Action is pending or threatened by or before any Governmental Body, in each case with respect to the transactions contemplated by this Agreement or any Related Agreement. The Sellers and the Principals, on the one hand, and FTI and the Buyers, on the other hand, (1) shall cooperate in connection with the prosecution, investigation or defense of any such Action, (2) shall supply promptly all information reasonably and legally requested by the other, by any such Governmental Body or by any party to any such Action and (3) shall use commercially reasonable efforts to cause any such Action to be determined as promptly as practicable and in a manner which does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Related Agreements.

(d) No disclosure by any party pursuant to this Section 5.4 shall be deemed to amend or supplement the disclosure schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. Notwithstanding the foregoing, if, upon the delivery of a Seller Breach Notice or a Buyer Breach Notice, the Closing occurs (regardless of whether FTI or the Buyers were permitted to terminate this Agreement pursuant to Section 8.1(b) as a result of the matter(s) contained in such Seller Breach Notice or Buyer Breach Notice), then (i) the disclosure schedule to this Agreement shall be deemed to be amended by, and supplemented with, the

Asset Purchase Agreement	36

information contained in such Seller Breach Notice or Buyer Breach Notice, (ii) the applicable representation or warranty shall be deemed to have been cured by the delivery of such Seller Breach Notice or Buyer Breach Notice, and (iii) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Article VII with respect to the matter(s) disclosed in such Seller Breach Notice or Buyer Breach Notice. The disclosure provided pursuant to this Section 5.4 or in a Seller Breach Notice or a Buyer Breach Notice shall in no way affect or be deemed to limit FTI’s and the Buyers’ right, at any time prior to the Closing, to provide written notice to the Sellers’ Representative that FTI and the Buyers have elected to terminate this Agreement pursuant to Section 8.1(b).

Section 5.5 Exclusivity. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Sellers and the Principals shall not (a) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or any substantial portion of the assets or business of the Sellers or the Ringtail Business or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers’ Representative shall notify FTI and the Buyers promptly if any unsolicited proposal or offer, or any inquiry or contact with any person with respect thereto, is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such offer.

Section 5.6 Further Assurances.

(a) Each Seller and Principal agrees, without further consideration, to execute and deliver following the Closing such other instruments of transfer and take such other action as FTI, the Buyers or their respective counsel may reasonably request in order to put the Buyers in possession of, and to vest in the Buyers, good, valid and unencumbered title to the Acquired Assets in accordance with this Agreement and to consummate the transactions contemplated by this Agreement or any Related Agreement. FTI and the Buyers agree, without further consideration, to take such other action following the Closing and execute and deliver such other documents as the Sellers’ Representative or its counsel may reasonably request in order to consummate the transactions contemplated by this Agreement or any Related Agreement.

(b) Except for those Permits that are not transferable by law or are immaterial to the Ringtail Business, the Sellers and the Principals shall use commercially reasonable efforts to transfer on the Closing Date to the Buyers all Permits of the Sellers such that the Permits will be in substantially the same form and substance in the hands of the Buyers as when they were held by the applicable Seller. The Sellers and the Principals shall give and make all required notices and reports to the appropriate Governmental Bodies.

(c) The Sellers and the Principals shall assist and cooperate with FTI and the Buyers for 12 months following the Closing in obtaining the issuance in the name of the Buyers of any Permit that is not transferable, and the Sellers and the Principals shall take all actions reasonably

Asset Purchase Agreement	37

requested by FTI or the Buyers to facilitate that issuance, including the preparation of any permit applications or necessary documents, whether for signature by any Seller or Principal or by a Buyer.

Section 5.7 Litigation Support. In the event and for so long as any party actively is contesting or defending against any Action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or Related Agreements or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Ringtail Business, the other party shall cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless and to the extent that the contesting or defending party is entitled to indemnification therefor under Article VII).

Section 5.8 Confidentiality. After the Closing, each Seller and Principal shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyers or destroy, at the request and option of FTI or a Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any Seller or Principal is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller or Principal shall notify FTI and the Buyers promptly of the request or requirement so that the Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 5.8. If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller or Principal is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller or Principal may disclose the Confidential Information to the tribunal; provided, however, that such Seller or Principal shall use commercially reasonable efforts to obtain, at the reasonable request of FTI or any Buyer, at FTI’s or the applicable Buyer’s expense, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as FTI or the Buyers shall designate.

Section 5.9 Certain Transitional Matters. From and after the Closing Date:

(a) The Sellers acknowledge and agree that each Buyer shall have the right and authority to collect for the applicable Buyer’s own account all items which shall be transferred to such Buyer as provided herein;

(b) Each Buyer shall have the right and authority to retain and endorse without recourse the name of any Seller on any check or any other evidence of indebtedness received by a Buyer on account of any of the Acquired Assets;

Asset Purchase Agreement	38

(c) Each Seller shall promptly transfer and deliver to the Buyers without set-off any cash or other property, if any, that such Seller may receive related to the Acquired Assets;

(d) The Buyers shall promptly transfer and deliver to the applicable Seller without set-off any cash or other property, if any, that the Buyers may receive related to the Excluded Assets;

(e) The Buyers shall have complete control over the payment, settlement or other disposition of, or any dispute involving any Assumed Liabilities, and the Buyers shall have the right to conduct and control all negotiations and proceedings with respect thereto. The Sellers shall notify the Buyers promptly of any claim with respect to any Assumed Liabilities and shall not, except with the prior written consent of FTI and the Buyers, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liabilities. The Sellers shall cooperate with FTI and the Buyers in connection with any negotiations or proceedings involving any Assumed Liabilities; and

(f) The Buyers acknowledge that after the Closing, the Sellers will not have the ability to collect the Accounts Receivable of the Sellers not included in the Acquired Assets (the “Sellers’ Book Debts”). The Buyers agree to use all commercially reasonable efforts in the Buyers’ Ordinary Course of Business to collect the Sellers’ Book Debts for a period of 120 days from the Closing, for the benefit of the Sellers. Each of the Sellers and the Principals hereby agrees to indemnify the Buyers and their Affiliates for all reasonable cost, liability or loss arising from or related to collection of the Sellers’ Book Debts. Neither the Buyers nor any of their Affiliates shall be liable to any of the Sellers for any failure to collect any of the Sellers’ Book Debts. The Sellers shall provide to the Buyers an itemized schedule of all of the Sellers’ Book Debts, showing details of each debtor’s name and address and invoices outstanding. The Buyers shall promptly account for the Sellers’ Book Debts and pay all such sums into the bank account of any Seller as directed in writing by the Sellers’ Representative. The Buyers shall not be obligated to take any legal or enforcement action against any debtor or other person to recover the Sellers’ Book Debts, and the Buyers shall not take any such action without the prior written consent of the Sellers’ Representative. The Sellers shall not for a period of 120 days from the Closing take any legal or enforcement action to recover the Sellers’ Book Debts without the prior written consent of FTI and the Buyers.

Section 5.10 Employee Matters.

(a) The Sellers shall provide FTI and the Buyers with an update to Schedule 3.16(a) immediately prior to the Closing Date. At the Closing, FTI LLC, FTIAU and FTIC, as applicable (the “Employer”), shall offer employment to all of the Ringtail Employees who are, as of the Closing Date, actively at work, on vacation or on jury duty. In addition, the Employer shall make offers of employment to any Ringtail Employee who is, as of the Closing Date, absent due to illness or short-term disability or other approved leave of absence (including parental leave or

Asset Purchase Agreement	39

under the FMLA) at such time (if any) as such Ringtail Employee notifies the Employer that he or she is able and willing to return to work and can perform the inherent requirements of their position.

(b) From the date hereof through the Closing, the Sellers shall cooperate with and permit the Employer to (1) communicate in writing with the Ringtail Employees concerning the Employer’s plans, operations and general personnel matters, (2) at reasonable times and upon reasonable notice, to interview any Ringtail Employee and (3) at reasonable times and upon reasonable notice, review the personnel records and such other information concerning the Ringtail Employees as the Employer may reasonably request, subject to obtaining any legally required permission and to other applicable laws.

(c) To the extent permitted by law, the Employer shall cause its employee benefit plans in which any Transferred Ringtail Employees first become eligible to participate on or after the Closing to (1) waive all limitations as to pre-existing conditions, exclusions and waiting periods thereunder with respect to the participation and coverage requirements applicable to such Transferred Ringtail Employees and their beneficiaries, (2) credit such Transferred Ringtail Employees and their beneficiaries with the deductibles, coinsurance amounts or maximum out-of-pocket payments satisfied under the comparable current plans during the same calendar year, and (3) recognize all service of the Transferred Ringtail Employees with the respective Seller for purposes of eligibility to participate and vesting.

(d) The Sellers shall be solely responsible for any notification and liability under the Worker Adjustment and Retraining Notification Act and any other law relating to any termination of any of the Ringtail Employees from employment with any Seller occurring prior to or after the date of this Agreement, whether or not in connection with the transactions contemplated herein. The Sellers shall indemnify and hold harmless the Employer and its Affiliates for any liability arising from any Seller’s failure to comply with the preceding sentence. The Sellers shall be responsible for all liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by their respective employees and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with any Seller at Closing, including all costs relating to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to the Ringtail Employees not hired by the Employer after the Closing Date.

(e) The Employer shall provide the Sellers with information concerning the employment status of Transferred Ringtail Employees, including any date of termination from the Employer and their Affiliates, so as to enable the Sellers to administer their respective employee benefit plans with respect to such Transferred Ringtail Employees. Such information shall be provided from time to time in such form (including any electronic media) as reasonably requested by any Seller.

Asset Purchase Agreement	40

(f) Subject to the specific agreements between each Seller and the Transferred Ringtail Employee, each Seller shall pay to each Transferred Ringtail Employee who was eligible to earn any incentive pay, bonus or similar compensation for any period beginning before and ending on or after the date such Transferred Ringtail Employee actually becomes a Transferred Ringtail Employee (the “Transfer Date”), a pro rata portion of such compensation that would have been earned had the Transferred Ringtail Employee remained employed by such Seller, based upon the percentage of such period that precedes such Transfer Date. The Employer shall be exclusively liable for any obligations under any new compensation or benefits arrangements not part of the transactions contemplated by this Agreement that the Employer and any Transferred Ringtail Employee may enter into on or after the Transfer Date.

(g) Each Seller agrees to release all Transferred Ringtail Employees from any covenants (pursuant to any benefit plan, employment agreement or otherwise) that might at any time after the Closing Date limit the ability of such Transferred Ringtail Employee to compete with such Seller or to solicit customers, vendors or suppliers of such Seller, or any other covenants (pursuant to any benefit plan, employment agreement or otherwise) that would in any way restrict the business activities of a Transferred Ringtail Employee with respect to any business in which FTI or the Buyers is engaged as of the Closing Date or as a result of the transactions contemplated by this Agreement and the Related Agreements.

(h) Nothing contained in this Agreement shall restrict the ability of the Employer or its Affiliates to terminate the employment of any Transferred Ringtail Employee for any reason at any time after the effective date of his or her employment with the Employer or its Affiliates. Moreover, provided the Employer otherwise is in compliance with the terms hereof, nothing contained in this Agreement shall require the Employer or its Affiliates to maintain any specific employee benefit plan, workers’ compensation policy or other compensation, program, policy or practice following the Closing Date.

(i) Each Seller shall continually indemnify the Employer against any claims by any Transferred Ringtail Employee, or any liability that the Employer may have to any Transferred Ringtail Employee, in relation to any entitlements the Transferred Ringtail Employee accrued with any Seller on or prior to the Closing Date which has not properly been accounted for or recorded by the Seller.

Section 5.11 Taxes.

(a) The parties hereto acknowledge and agree that (1) the Sellers shall be responsible for and shall perform all applicable Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by the Sellers to their respective employees for a taxable period or portion thereof ending on or prior to the Closing Date, and (2) the Buyers shall be responsible for and shall perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation and benefits paid or provided by the Buyers or any of their Affiliates to any Transferred Ringtail Employee after the Closing Date.

Asset Purchase Agreement	41

(b) The parties hereto hereby agree to the allocation of the Purchase Price (including the amount of Assumed Liabilities that are liabilities for federal income tax purposes) among the Acquired Assets (the “Allocation”), consistent with the principles set forth in Schedule 5.11 and Section 1060 of the Code and the Treasury Regulations thereunder. The Allocation shall be adjusted to take into account any adjustments to the Purchase Price.

(c) Each of the parties hereto shall timely file IRS Form 8594 (the “Asset Acquisition Statement”) and all other federal, state, local and foreign Tax Returns in accordance with the Allocation, as adjusted pursuant to Section 5.11(b). None of the parties hereto or any of their respective Affiliates or Representatives shall take any position on any Tax Return that is inconsistent with the Allocation. The Buyers and the Sellers each agree to promptly provide the other party with any additional information required to complete Form 8594.

(d) The parties hereto shall cooperate fully with respect to all Tax matters and shall keep each other promptly apprised of any Tax audit or other controversy that may affect the other or reasonably could be expected to result in an indemnification obligation hereunder.

(e) Liability of the Sellers for personal and intangible property and similar taxes for the period including the Closing Date shall be equal to the amount of such property taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in such period that precede and include the Closing Date and the denominator of which is the number of days in the entire period. Liability for the remainder of such taxes shall be borne by the Buyers. The party paying such liability to the taxing authority shall provide proof of such payment and a schedule setting out in reasonable detail the amount of the other party’s liability. Such other party shall promptly pay to the other the amount of such liability following notice and demand therefor.

(f) RSI shall deliver to the Buyers at Closing a certification of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations.

Section 5.12 Change of Name. From and after the Closing Date, each Seller shall, and shall cause its Affiliates to, discontinue the use of any name or other identification associated with the Ringtail Business.

Section 5.13 Tail Coverage. If requested by FTI or its Representatives in writing, for a period not exceeding three years from and after the Closing Date, each Seller shall obtain and maintain tail insurance coverage for claims occurring prior to the Closing Date. Such tail insurance shall be procured from a carrier and have terms and provisions reasonably acceptable to the parties hereto. The cost of the tail insurance shall be borne by the Sellers.

Section 5.14 Accounts Payable. On the Closing Date, each of the Sellers shall have paid their respective accounts payable that are due and payable in full as of the Closing Date.

Asset Purchase Agreement	42

Section 5.15 Deferred Maintenance Schedule Payment. On and after the Closing Date, FTI and the Buyers shall be entitled to receive from the Sellers and the Principals an amount equal to the unexpired portion of the maintenance contracts as set out in the Deferred Maintenance Schedule (the “Deferred Maintenance Schedule Payment”). At Closing, if the Sellers can determine the amount of the Deferred Maintenance Schedule Payment, FTI and the Buyers will pay the Cash Payment less the Deferred Maintenance Schedule Payment. If the Deferred Maintenance Schedule Payment cannot be calculated by the Sellers at Closing, on the same date as settlement regarding the Final Working Capital under Section 2.5(f), the Sellers and Principals shall pay the Deferred Maintenance Schedule Payment to FTI and the Buyers by wire transfer of immediately available funds to an account designated in writing by FTI or a Buyer. Within 30 days after the Closing Date, FTI and the Buyers shall render to RUT a tax invoice regarding the Deferred Maintenance Schedule Payment.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligation of FTI and Buyers. The obligation of FTI and the Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions, unless waived in writing by FTI and the Buyers on or before the Closing Date:

(a) the representations and warranties set forth in Article III shall be true and correct at and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not and would not constitute, individually or in the aggregate, a Material Adverse Effect, (ii) for changes expressly contemplated by this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not and would not constitute a Material Adverse Effect); provided, however, that any representation and warranty which is itself qualified as to Material Adverse Effect shall not be deemed so qualified for the purposes of satisfying (i) and (ii) of this condition;

(b) each Seller and Principal shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) the Sellers and Principals shall have procured all of the Third Party Consents listed on Schedule 6.1(c) (each in a form satisfactory to FTI and the Buyers in their sole discretion);

(d) no action, suit, or proceeding shall be pending before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated herein, (B) cause any of the transactions

Asset Purchase Agreement	43

contemplated herein to be rescinded following consummation or (C) affect adversely the right of FTI or a Buyer to own the Acquired Assets or to operate the Ringtail Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) the Sellers and Principals shall have delivered to the Buyers a certificate to the effect that each of the conditions specified in Section 6.1(a) through (d) has been satisfied;

(f) each of the Principals shall have executed and delivered an Employment Agreement (substantially in the form of Exhibits D-1 and D-2, as applicable) to FTI or one of its Affiliates and each of the same shall be in full force and effect;

(g) the Ringtail Employees set forth on Schedule 6.1(g) shall have executed and delivered an employment agreement to FTI or one of the Employers in a form acceptable to the Buyers and FTI in their sole reasonable discretion;

(h) there shall have been no Material Adverse Effect on the Acquired Assets or the Ringtail Business as it is being conducted as of the Closing Date;

(i) all actions required to be taken by the Sellers and Principals in connection with consummation of the transactions contemplated herein and all certificates, instruments, and other documents required or appropriate to effect the transactions contemplated herein shall be reasonably satisfactory in form and substance to FTI and the Buyers;

(j) the Buyers shall have received estoppel certificates in connection with the escrow arrangements set forth on Schedule 6.1(j), which certificates shall be substantially in the form attached hereto as Exhibit E;

(k) the Sellers and the Principals shall have delivered to FTI and the Buyers an executed agreement regarding the XML Software Programs in the form attached hereto as Exhibit F;

(l) the Sellers and the Principals shall have delivered to FTI and the Buyers an executed agreement regarding RAP in the form attached hereto as Exhibit G; and

(m) the Sellers shall deliver the Deferred Maintenance Schedule to FTI and the Buyers.

Section 6.2 Conditions to Obligation of Sellers and Principals. The obligation of the Sellers and the Principals to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions, unless waived in writing by the Sellers’ Representative on or before the Closing Date:

(a) the representations and warranties set forth in Article IV shall be true and correct at and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct does not and would not constitute, individually or in the

Asset Purchase Agreement	44

aggregate, a Material Adverse Effect, (ii) for changes expressly contemplated by this Agreement, and (iii) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date except to the extent that the failure of such representations and warranties to have been true and correct as of such earlier date did not and would not constitute a Material Adverse Effect); provided, however, that any representation and warranty which is itself qualified as to Material Adverse Effect shall not be deemed so qualified for the purposes of satisfying (i) and (ii) of this condition;

(b) each of FTI and each Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated herein or (B) cause any of the transactions contemplated herein to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) each of FTI and the Buyers shall have delivered to the Sellers and Principals a certificate to the effect that each of the conditions specified above in Section 6.2(a) through (c) is satisfied;

(e) all actions required to be taken by FTI and the Buyers in connection with consummation of the transactions contemplated herein and all certificates, instruments, and other documents required to effect the transactions contemplated herein shall be reasonably satisfactory in form and substance to the Sellers and Principals;

(f) FTI and the Buyers shall have delivered options for 200,000 shares of common stock of FTI to the key Ringtail Employees listed on Schedule 6.2(f); and

(g) the Sellers and the Principals shall have received a copy of the requisite FTIRS application or applications as filed with the appropriate Governmental Bodies to register under Australian law to do business in Australia for GST purposes.

ARTICLE VII

INDEMNIFICATION

Section 7.1 General Indemnification by Sellers and Principals. Each of the Sellers and the Principals jointly and severally covenants and agrees to indemnify, defend, protect and hold harmless FTI, the Buyers and their respective officers, directors, employees, successors and Affiliates (each a “Buyer Indemnified Party”) from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments,

Asset Purchase Agreement	45

judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description) (collectively, “Damages”) that have been asserted in writing against or suffered, sustained, incurred or paid by a Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any liability of any Seller or Principal that is not an Assumed Liability, including any liability of any Seller other than an Assumed Liability that becomes a liability of any Buyer for any reason, whether under any Tax law, under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise;

(b) except as set forth in Section 5.4(d), any breach of any representation or warranty of any Seller or Principal set forth in this Agreement, any Related Agreement (other than the Employment Agreements) or any document or certificate delivered by or on behalf of any Seller or Principal in connection herewith;

(c) any material breach or nonfulfillment of any covenant or agreement on the part of any Seller or Principal contained in this Agreement or in any Related Agreement (other than the Employment Agreements);

(d) the business, operations or assets of the Ringtail Business on or prior to the Closing Date or the acts or omissions of any Seller or any employee, agent or Affiliate of any Seller at any time on or prior to the Closing Date;

(e) any litigation or other claim of any kind regarding the Ringtail Business brought against any Buyer Indemnified Party arising solely out of acts or omissions of any Seller or any employee, agent or Affiliate of the Seller at any time on or prior to the Closing Date, including those matters set forth on Schedule 3.15; or

(f) any and all Damages incident to any of the foregoing or to the enforcement of any covenant or agreement on the part of any Seller or Principal in this Agreement, including this Section 7.1, or in any Related Agreement (other than the Employment Agreements).

Section 7.2 Sellers and Principals Limitation and Expiration. Notwithstanding the above:

(a) there shall be no liability for indemnification under Section 7.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $250,000 (the “Indemnification Deductible”); provided, however, that the Indemnification Deductible shall not apply to (1) Damages arising out of any breach of any covenant of any Seller or Principal set forth in this Agreement or any Related Agreement (other than the Employment Agreements), or (2) Damages described in Section 7.1(c);

Asset Purchase Agreement	46

(b) the aggregate amount of the Sellers’ and Principals’ liability under this Article VII shall not exceed the Purchase Price; and

(c) the indemnification obligations of the Sellers and Principals under this Article VII shall terminate two years after the Closing Date; provided, however, that (I) the indemnification obligations of the Sellers and Principals under this Article VII regarding a claim or demand pending on the second anniversary of the Closing Date shall not terminate until final, non-appealable resolution of such claim or demand, (II) the indemnification obligations of the Sellers and Principals under this Article VII with respect to a breach of any representation or warranty under Section 3.2 (authorization; validity of obligations), Section 3.8 (legal compliance) as it relates to any environmental laws, Section 3.9 (tax matters) or which otherwise relates to any Tax, Section 3.16 (Ringtail employees; employee benefits) and Section 3.24 (authority relative to this agreement) shall not terminate before a date which is 90 days after the expiration of the applicable statute of limitations, and (III) the indemnification obligations of the Sellers and Principals with respect to claims related to fraud shall survive indefinitely.

Section 7.3 General Indemnification by FTI and Buyers. Each of FTI and the Buyers jointly and severally covenants and agrees to indemnify, defend, protect and hold harmless the Sellers, the Principals and their respective partners, principals, successors and Affiliates (each a “Seller Indemnified Party”) from, against and in respect of all Damages that have been asserted in writing against or suffered, sustained, incurred or paid by a Seller Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a) any breach of any representation or warranty of FTI or a Buyer set forth in this Agreement, any Related Agreement (other than the Employment Agreements) or any document or certificate delivered by or on behalf of FTI or a Buyer in connection herewith;

(b) any material breach or nonfulfillment of any covenant or agreement on the part of FTI or a Buyer contained in this Agreement or in any Related Agreement (other than the Employment Agreements);

(c) any Assumed Liability;

(d) any litigation or other claim of any kind regarding the Ringtail Business brought against any Seller Indemnified Party by a third party arising solely out of acts or omissions of FTI or any Buyer or any employee, agent or Affiliate of FTI or any Buyer at any time subsequent to the Closing Date; or

(e) any and all Damages incident to any of the foregoing or to the enforcement of any covenant or agreement on the part of FTI or any Buyer in this Agreement, including this Section 7.3, or in any Related Agreement (other than the Employment Agreements).

Asset Purchase Agreement	47

Section 7.4 FTI and Buyers Limitation and Expiration. Notwithstanding the above:

(a) the aggregate amount of FTI’s and the Buyers’ liability under this Article VII shall not exceed the Purchase Price, provided, however, there shall not be any limit for any Damages described in Section 7.3(c) and (d), and such Damages shall not be included in the calculation of the aggregate amount of FTI’s and the Buyers’ liability under this Article VII; and

(b) the indemnification obligations of FTI and the Buyers under this Article VII shall terminate two years after the Closing Date; provided, however, that with regard to the indemnification obligations of FTI and the Buyers under Section 7.3(b), (c) and (d) there shall be no termination; provided further, however, that (I) the indemnification obligations of FTI and the Buyers under this Article VII regarding a claim or demand pending on the second anniversary of the Closing Date shall not terminate until after the final, non-appealable resolution of such claim or demand and (II) the indemnification obligations of FTI and the Buyers with respect to claims related to fraud shall survive indefinitely.

Section 7.5 Indemnification Procedures. All claims for indemnification under this Article VII shall be asserted as follows:

(a) In the event that any Buyer Indemnified Party or Seller Indemnified Party (whether a Seller Indemnified Party or Buyer Indemnified Party, an “Indemnified Party”) has a claim against any party obligated to provide indemnification pursuant to Article VII (the “Indemnifying Party”), the Indemnified Party shall with reasonable promptness send a written notice of claim with respect to such claim to the Indemnifying Party, and the failure of the Indemnified Party to give such notice of claim with reasonable promptness shall not affect the indemnification obligations of any Indemnifying Party hereunder except to the extent such Indemnifying Party shall have been actually prejudiced directly as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 days from receipt of such notice of claim that the Indemnifying Party disputes such claim, such Indemnifying Party shall be conclusively deemed to have accepted its obligation to indemnify the Indemnified Party, and the amount of Damages sustained by the Indemnified Party shall be conclusively deemed a liability of such Indemnifying Party. In case an objection to the claim set forth in such notice of claim is made in writing by an Indemnifying Party in accordance with this Section 7.5(a), the Indemnified Party and the Indemnifying Party shall for a period of 60 days thereafter seek through good faith negotiation to resolve such objection. If the parties should so resolve such objection, a written memorandum setting forth such resolution shall be prepared and signed by both parties.

(b) In the event that any claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall at the time of providing the notice of claim provided for in Section 7.5(a) or as soon thereafter as practicable, inform the Indemnifying Party in writing of the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of

Asset Purchase Agreement	48

the final amount of such claim) and provide the Indemnifying Party with copies of any complaint or similar pleading received by the Indemnified Party. Within 10 days after receipt of a notice of claim, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior thereto to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party’s interests. In the event that Indemnifying Party notifies the Indemnified Party within such notice period that the Indemnifying Party elects to defend the Indemnified Party against such claim, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion, provided, that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party and, provided further, that, in the event the settlement includes provision for non-monetary relief by an Indemnified Party, such settlement is satisfactory in all material respects to such Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim, whether by failure to give the Indemnified Party timely notice as provided above or otherwise, the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion, and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred, and any other Damages resulting therefrom.

Section 7.6 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the parties in or pursuant to this Agreement, any Related Agreement (other than the Employment Agreements) or in any Schedule or other agreement delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein or therein). The representations and warranties of the Sellers and Principals shall survive the Closing and shall remain in effect until, and shall expire upon, the termination of the relevant indemnification obligation as provided in Section 7.2. The representations and warranties of FTI and the Buyers shall survive the Closing and shall remain in effect until, and shall expire upon, the termination of the relevant indemnification obligation as provided in Section 7.4. The covenants of the parties shall survive the Closing and expire in accordance with their respective terms.

Section 7.7 Satisfaction of Indemnification Liabilities. The parties shall promptly satisfy any indemnification liability that is not contested or is finally determined to be due in accordance with this Article VII. All indemnification payments under this Article VII shall be deemed adjustments to the Purchase Price.

Asset Purchase Agreement	49

Section 7.8 Exclusive Remedy. Except as provided in Section 9.6 or in the case of fraud, the parties acknowledge and agree that the foregoing indemnification provisions in this Article VII shall be the exclusive remedy of the parties hereto regarding the transactions contemplated by this Agreement; provided, however, nothing in this Section 7.8 or elsewhere in this Agreement shall be deemed to limit any party’s right to seek specific performance or other equitable relief in any court of competent jurisdiction of its rights and remedies hereunder or in any Related Agreement.

Section 7.9 Offset. FTI and the Buyers shall be permitted to set-off any amount to which a Buyer Indemnified Party is entitled under this Article VII against amounts otherwise payable to any Seller or Principal, including the Earnout Payments. The exercise of such right of set-off by FTI or the Buyers in good faith, whether or not ultimately justified, shall not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies or limit the Buyer Indemnified Party in any manner in the enforcement of any other remedies that may be available to such Buyer Indemnified Party.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) the parties hereto may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) FTI or the Buyers may terminate this Agreement by giving written notice to the Sellers’ Representative at any time prior to the Closing (A) in the event any Seller or Principal has breached any representation, warranty, or covenant contained in this Agreement in any material respect, provided FTI or the Buyers has notified the Sellers’ Representative of the breach or any of the Sellers or Principals has notified FTI or the Buyers of the breach, and the breach has continued without cure for a period of ten days after such notice of breach, or (B) if the Closing shall not have occurred on or before February 28, 2005, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from FTI or the Buyers itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) the Sellers and Principals may terminate this Agreement by the Sellers’ Representative giving written notice to FTI and the Buyers at any time prior to the Closing (A) in the event FTI or a Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, provided the Sellers’ Representative has notified FTI and the Buyers of the breach, and the breach has continued without cure for a period of ten days after such notice of breach or (B) if the Closing shall not have occurred on or before February 28, 2005, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from any Seller or Principal itself breaching any representation, warranty, or covenant contained in this Agreement).

Asset Purchase Agreement	50

Section 8.2 Effect of Termination. A termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder without further liability, except as otherwise provided in this Section 8.2. In the event this Agreement is terminated by FTI or the Buyers pursuant to Section 8.1(b)(A), upon FTI’s or any Buyer’s written request, the Sellers and the Principals, jointly and severally, shall reimburse FTI and the Buyers within 15 days after demand for all their respective reasonable expenses (documented in reasonable detail) incurred in connection with this Agreement and the transactions contemplated hereby up to an aggregate amount equal to $1.0 million. Notwithstanding the foregoing, no Seller or Principal shall be obligated to reimburse the expenses of FTI and the Buyers under this Section 8.2 in the event FTI or the Buyers terminate this Agreement solely because of the failure of the condition precedent under Section 6.1(c) (regarding certain Third Party Consents). In the event this Agreement is terminated by the Sellers and the Principals pursuant to Section 8.1(c)(A), upon the Sellers’ Representative’s written request, FTI and the Buyers, jointly and severally, shall reimburse the Sellers and the Principals within 15 days after demand for all their respective reasonable expenses (documented in reasonable detail) incurred in connection with this Agreement and the transactions contemplated hereby up to an aggregate amount equal to $1.0 million. The parties agree that the reimbursement of expenses set forth in this Section 8.2 shall be the total damages and sole remedy of the parties upon the termination of this Agreement. Further, the confidentiality provisions contained in Section 5.8 shall survive the termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Press Releases and Public Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party shall use commercially reasonable efforts to advise the other party prior to making the disclosure).

Section 9.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned and the duties hereunder may not be delegated (in each case, except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto and their successors. Notwithstanding the foregoing, FTI and the Buyers may assign all or a portion of their respective rights hereunder to any of FTI’s wholly-owned subsidiaries, provided, however, that such assignment shall not relieve FTI or the Buyers from their obligations to the Sellers or the Principals under this Agreement.

Asset Purchase Agreement	51

Section 9.3 Entire Agreement. This Agreement (which includes the Schedules hereto) and the Related Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part hereof.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

Section 9.5 Expenses. Except as otherwise provided herein, each party hereto shall pay its own fees, expenses and disbursements incurred in connection with the subject matter of this Agreement.

Section 9.6 Specific Performance; Remedies. Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including the confidentiality covenants contained in Section 5.8. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement.

Section 9.7 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service for overnight delivery, as follows:

If to FTI or the Buyers to:

FTI Consulting, Inc.

900 Bestgate Road, Suite 100

Annapolis, Maryland 21401

Attn: Jack B. Dunn, IV

Facsimile: 410-224-3552

with a required copy to:

DLA Piper Rudnick Gray Cary US LLP

6225 Smith Avenue

Baltimore, Maryland 21209

Attn: Richard C. Tilghman, Jr., Esq.

Facsimile: 410-580-3274

Asset Purchase Agreement	52

If to the Sellers and Principals to:

C/- Nexia Alexander & Spencer

Level 12A 440 Collins Street, Melbourne, Vic, 3000

Australia

Attention: Gary Graco

Facsimile: 61-3-9670-8325

with a required copy to:

Frenkel Partners

Attn: Ben Frenkel

Level 18, 500 Collins Street, Melbourne, Victoria, 3000

Australia

Facsimile: 61-3-9622-0988

with a copy to:

Womble Carlyle Sandridge & Rice, PLLC

8065 Leesburg Pike, Fourth Floor

Vienna, VA 22182

Attn: Dean Wayne Rutley, Esq.

Facsimile: (703) 918-2267

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (1) as of the date so delivered or faxed, (2) three days after sent by certified or registered mail, (3) the next day after sent by a generally recognized overnight courier if sent for next day delivery and (4) if given by any other means, only when actually received by the addressee.

Section 9.8 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, without giving effect to its conflict of laws principles. Courts within the State of Maryland shall have jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement or any Related Agreement. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

Asset Purchase Agreement	53

Section 9.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end each provision of this Agreement shall be severable.

Section 9.10 Absence of Third Party Beneficiary Rights. Except as provided in Article VII (indemnification), no provision of this Agreement is intended, nor shall be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner or principal of any party hereto or any other person or entity.

Section 9.11 Amendment; Waiver. This Agreement may not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.12. Stamp Duty. FTI and the Buyers shall pay all stamp duty, if any, payable in connection with this Agreement and the transactions contemplated hereby.

Section 9.13. Rules of Construction. Unless the context clearly indicates to the contrary, the following rules shall apply to the construction of this Agreement:

(a) Words importing the singular number include the plural number and words importing the plural number include the singular number.

(b) Words of the masculine gender include correlative words of the feminine and neuter genders.

(c) The headings and the Table of Contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

(d) Any reference to a particular Article, Section, Exhibit or Schedule shall be to such Article, Section, Exhibit or Schedule of this Agreement.

(e) The terms “agree” and “agreement” shall include and mean “covenant,” and all agreements contained in this Agreement are intended to constitute covenants and shall be enforceable as such.

(f) Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(g) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section.

Asset Purchase Agreement	54

(h) Unless otherwise specified herein, dollar amounts stated herein and payments hereunder shall be in U.S. dollars.

(i) The parties hereto agree that this Agreement provides for the sale of a going concern. Amounts payable under or in connection with this Agreement or any Related Agreement have been calculated without regard to GST.

Asset Purchase Agreement	55

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FTI CONSULTING, INC.		FTI, LLC

By:	/S/ DIANNE R. SAGNER	By:	/S/ DIANNE R. SAGNER
Name:	Dianne R. Sagner	Name:	Dianne R. Sagner
Title:	VP & General Counsel	Title:	Assistant Secretary

FTI CONSULTING LTD.		FTI REPOSITORY SERVICES, LLC

By:	/S/ DIANNE R. SAGNER	By:	/S/ DIANNE R. SAGNER
Name:	Dianne R. Sagner	Name:	Dianne R. Sagner
Title:	Secretary	Title:	Manager

FTI AUSTRALIA PTY LTD ACN 112 944 439

By:	/s/ DIANNE R. SAGNER
Name:	Dianne R. Sagner
Title:	Director

By:	/s/ THEODORE I. PINCUS
Name:	Theodore I. Pincus
Title:	Director

Asset Purchase Agreement	56

Edward J. O’Brien and Christopher R. Priestley trading as RINGTAIL SUITE PARTNERSHIP		RINGTAIL SOLUTIONS, INC.

		By:	/s/ CHRISTOPHER R. PRIESTLEY
		Name:	Christopher R. Priestley
		Title:	Vice President/Technology

By:	/S/ EDWARD J. O’BRIEN
Edward J. O’Brien
Partner

By:	/S/ CHRISTOPHER R. PRIESTLEY
Christopher R. Priestley
Partner

RINGTAIL SOLUTIONS PTY LTD ACN 078 393 683,		RINGTAIL SOLUTIONS LIMITED
on its behalf and as sole trustee of Ringtail Unit Trust

		By:	/S/ EDWARD J. O’BRIEN
		Name:	Edward J. O’Brien
Title:

By:	/S/ EDWARD J. O’BRIEN
Name:	Edward J. O’Brien
Title:	Director

By:	/S/ CHRISTOPHER R. PRIESTLEY
Name:	Christopher R. Priestley
Title:	Director

Principals:

/S/ EDWARD J. O’BRIEN
EDWARD J. O’BRIEN

/S/ CHRISTOPHER R. PRIESTLEY
CHRISTOPHER R. PRIESTLEY

Asset Purchase Agreement	57